                                                                     EXHIBIT 2.1



                          AGREEMENT AND PLAN OF MERGER

                                     BETWEEN

                         WESTPORT RESOURCES CORPORATION

                                       AND

                              BELCO OIL & GAS CORP.




                            Dated as of June 8, 2001






                                TABLE OF CONTENTS


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         ARTICLE I THE MERGER.....................................................................................1

         Section 1.1       The Merger.............................................................................1
         Section 1.2       Effective Time of the Merger...........................................................1
         Section 1.3       Tax Treatment..........................................................................2
         Section 1.4       Accounting Treatment...................................................................2

         ARTICLE II THE SURVIVING CORPORATION.....................................................................2

         Section 2.1       Articles of Incorporation..............................................................2
         Section 2.2       Bylaws.................................................................................2
         Section 2.3       Directors and Officers.................................................................2

         ARTICLE III CONVERSION OF SHARES.........................................................................2

         Section 3.1       Conversion of Capital Stock............................................................2
         Section 3.2       Surrender and Payment..................................................................5
         Section 3.3       Stock Plans............................................................................7
         Section 3.4       No Fractional Shares...................................................................9
         Section 3.5       Closing................................................................................9

         ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BELCO.......................................................9

         Section 4.1       Organization and Qualification.........................................................9
         Section 4.2       Capitalization........................................................................11
         Section 4.3       Authority.............................................................................12
         Section 4.4       Consents and Approvals; No Violation..................................................12
         Section 4.5       Belco SEC Reports.....................................................................13
         Section 4.6       Belco Financial Statements............................................................13
         Section 4.7       Absence of Undisclosed Liabilities....................................................14
         Section 4.8       Absence of Certain Changes............................................................14
         Section 4.9       Taxes.................................................................................15
         Section 4.10      Property..............................................................................18
         Section 4.11      Litigation............................................................................19
         Section 4.12      Employee Benefit Plans; ERISA.........................................................19
         Section 4.13      Environmental Liability...............................................................20
         Section 4.14      Compliance with Applicable Laws.......................................................22
         Section 4.15      Insurance.............................................................................22
         Section 4.16      Labor Matters; Employees..............................................................22
         Section 4.17      Reserve Reports.......................................................................23
         Section 4.18      Permits...............................................................................24
         Section 4.19      Material Contracts....................................................................24
         Section 4.20      Required Stockholder Vote or Consent..................................................25
         Section 4.21      Proxy Statement/Prospectus; Registration Statement....................................25
         Section 4.22      Intellectual Property.................................................................26
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         Section 4.23      Hedging; Derivatives..................................................................26
         Section 4.24      Brokers...............................................................................26
         Section 4.25      Tax-Free Reorganization...............................................................27
         Section 4.26      Fairness Opinion......................................................................27
         Section 4.27      Takeover Laws.........................................................................27
         Section 4.28      No Existing Discussions...............................................................27

         ARTICLE V REPRESENTATIONS AND WARRANTIES OF WESTPORT....................................................27

         Section 5.1       Organization and Qualification........................................................27
         Section 5.2       Capitalization........................................................................29
         Section 5.3       Authority.............................................................................29
         Section 5.4       Consents and Approvals; No Violation..................................................30
         Section 5.5       Westport SEC Reports..................................................................31
         Section 5.6       Westport Financial Statements.........................................................31
         Section 5.7       Absence of Undisclosed Liabilities....................................................32
         Section 5.8       Absence of Certain Changes............................................................32
         Section 5.9       Taxes.................................................................................32
         Section 5.10      Property..............................................................................34
         Section 5.11      Litigation............................................................................35
         Section 5.12      Employee Benefit Plans; ERISA.........................................................36
         Section 5.13      Environmental Liability...............................................................37
         Section 5.14      Compliance with Applicable Laws.......................................................38
         Section 5.15      Insurance.............................................................................39
         Section 5.16      Labor Matters; Employees..............................................................39
         Section 5.17      Reserve Reports.......................................................................40
         Section 5.18      Material Contracts....................................................................40
         Section 5.19      Permits...............................................................................41
         Section 5.20      Required Stockholder Vote or Consent..................................................41
         Section 5.21      Proxy Statement/Prospectus; Registration Statement....................................42
         Section 5.22      Intellectual Property.................................................................42
         Section 5.23      Hedging; Derivatives..................................................................42
         Section 5.24      Brokers...............................................................................42
         Section 5.25      Tax Matters...........................................................................42
         Section 5.26      Fairness Opinion......................................................................43
         Section 5.27      Takeover Laws.........................................................................43

         ARTICLE VI CONDUCT OF BUSINESS PENDING THE MERGER.......................................................43

         Section 6.1       Conduct of Business by Belco Pending the Merger.......................................43
         Section 6.2       Conduct of Business by Westport Pending the Merger....................................46

         ARTICLE VII ADDITIONAL AGREEMENTS.......................................................................47

         Section 7.1       Access and Information................................................................47
         Section 7.2       No Solicitation of Transactions.......................................................47
         Section 7.3       Directors' and Officers' Indemnification and Insurance................................49
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                                       ii

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         Section 7.4       Further Assurances....................................................................50
         Section 7.5       Expenses..............................................................................51
         Section 7.6       Cooperation...........................................................................51
         Section 7.7       Publicity.............................................................................51
         Section 7.8       Filings...............................................................................52
         Section 7.9       Employee Matters; Benefit Plans.......................................................52
         Section 7.10      Board Membership......................................................................53
         Section 7.11      Stockholders Meetings.................................................................53
         Section 7.12      Preparation of the Proxy Statement/Prospectus and Registration Statement..............54
         Section 7.13      Stock Exchange Listing................................................................55
         Section 7.14      Notice of Certain Events..............................................................55
         Section 7.15      Affiliate Agreements..................................................................56
         Section 7.16      Tax Treatment.........................................................................56
         Section 7.17      Stockholder Litigation................................................................56

         ARTICLE VIII CONDITIONS TO CONSUMMATION OF THE MERGER...................................................56

         Section 8.1       Conditions to the Obligation of Each Party............................................56
         Section 8.2       Conditions to the Obligations of Westport.............................................57
         Section 8.3       Conditions to the Obligations of Belco................................................57

         ARTICLE IX SURVIVAL.....................................................................................58

         Section 9.1       Survival of Representations and Warranties............................................58
         Section 9.2       Survival of Covenants and Agreements..................................................58

         ARTICLE X TERMINATION AND WAIVER........................................................................58

         Section 10.1      Termination...........................................................................58
         Section 10.2      Effect of Termination.................................................................59

         ARTICLE XI MISCELLANEOUS................................................................................61

         Section 11.1      Notices...............................................................................61
         Section 11.2      Separability..........................................................................62
         Section 11.3      Assignment............................................................................62
         Section 11.4      Interpretation........................................................................62
         Section 11.5      Counterparts..........................................................................62
         Section 11.6      Entire Agreement......................................................................62
         Section 11.7      Governing Law.........................................................................62
         Section 11.8      Attorneys' Fees.......................................................................62
         Section 11.9      No Third Party Beneficiaries..........................................................62
         Section 11.10     Disclosure Schedules..................................................................63
         Section 11.11     Amendments and Supplements............................................................63
         Section 11.12     Extensions, Waivers, Etc..............................................................63

EXHIBITS


2.1      Form of Surviving Corporation Articles of Incorporation


2.2      Form of Surviving Corporation Bylaws


2.3      Surviving Corporation Officers and Directors


7.15     Form of Affiliate Agreement

                            GLOSSARY OF DEFINED TERMS



Acquisition Proposal.......................... 7.2(c)
Agreement................................... Preamble
Audit...................................... 4.9(a)(i)
Belco....................................... Preamble
Belco Balance Sheet.......................... 4.10(a)
Belco Benefit Plans.......................... 4.12(a)
Belco Common Stock............................ 3.1(a)
Belco Common Stock Exchange Ratio............. 3.1(a)
Belco Disclosure Schedule.......................... 4
Belco Engagement Letter......................... 4.24
Belco ERISA Affiliate........................ 4.12(a)
Belco Exchange Fund........................ 3.2(a)(i)
Belco Financial Statements....................... 4.6
Belco Material Adverse Effect................. 4.1(c)
Belco Material Contracts..................... 4.19(a)
Belco Preferred Stock......................... 3.1(c)
Belco Reserve Report......................... 4.17(a)
Belco SEC Reports................................ 4.5
Belco Stockholders' Approval.................... 4.20
Belco Special Meeting........................ 7.11(a)
Belco Stock Options........................... 3.3(b)
Belco Stock Plans............................. 3.3(b)
Business Day.................................. 3.2(b)
Cap........................................... 7.3(b)
Certificates of Merger........................... 1.2
Closing Date..................................... 3.5
Closing.......................................... 3.5
Code........................................ Preamble
Confidentiality Agreement........................ 7.1
Customary Post Closing Consents............... 4.4(b)
Delaware Certificate of Merger................... 1.2
DGCL............................................. 1.1
Effective Time................................... 1.2
Enforceability Exception......................... 4.3
Environmental Laws........................... 4.13(a)
ERISA........................................ 4.12(a)
Exchange Act.................................. 4.4(b)
Exchange Agent................................ 3.2(a)
Expense Fee.................................. 10.2(b)
Expenses...................................... 7.5(b)
GAAP............................................. 4.6
Governmental Authority........................ 4.4(b)
Hazardous Substances......................... 4.13(b)
HSR Act....................................... 4.4(b)
Hydrocarbons................................. 4.17(a)
Indemnified Party................................ 7.3
Intellectual Property........................... 4.22
Internal Reserve Report...................... 4.17(a)

Liens......................................... 4.2(b)
Merger...................................... Preamble
Nevada Articles of Merger........................ 1.2
NRS.............................................. 1.1
NYSE............................................ 7.13
Oil and Gas Interests........................ 4.17(a)
Old Belco Common Stock Certificate............ 3.1(a)
Old Belco Common Stock........................ 3.1(a)
Old Belco Common Stock Merger
   Consideration............................... 3.1(a
PBGC......................................... 4.12(b)
PCBs......................................... 4.13(e)
Permits......................................... 4.18
Permitted Amount.............................. 6.1(h)
Person........................................ 3.2(e)
Proxy Statement/Prospectus...................... 4.21
Registration Statement.......................... 4.21
Replacement Plans............................. 7.9(a)
Retained Employees............................ 7.9(a)
SEC.............................................. 4.5
Securities Act................................... 4.5
Subsidiary.................................... 4.1(c)
Superior Proposal............................. 7.2(a)
Surviving Corporation............................ 1.1
Tax Authority............................ 4.9(a)(iii)
Tax Returns............................... 4.9(a)(iv)
Taxes..................................... 4.9(a)(ii)
Termination Date............................. 10.1(b)
Termination Fee.............................. 10.2(b)
Voting Agreements........................... Preamble
WARN Act..................................... 4.16(b)
Westport.................................... Preamble
Westport Award................................ 7.9(a)
Westport Balance Sheet....................... 5.10(a)
Westport Benefit Plans....................... 5.12(a)
Westport Common Stock Certificate............. 3.1(b)
Westport Common Stock Exchange Ratio.......... 3.1(b)
Westport Common Stock Merger Consideration.... 3.1(b)
Westport Common Stock......................... 3.1(b)
Westport Disclosure Schedule....................... 5
Westport ERISA Affiliate..................... 5.12(a)
Westport Exchange Fund.................... 3.2(a)(ii)
Westport Financial Statements.................... 5.6
Westport Material Adverse Effect.............. 5.1(c)
Westport Material Contracts.................. 5.18(a)
Westport Reserve Report...................... 5.17(a)
Westport SEC Reports............................. 5.5
Westport Special Meeting..................... 7.11(b)
Westport Stock Options........................ 3.3(a)
Westport Stock Plans.......................... 3.3(a)
Westport Stockholders' Approval................. 5.20



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



                          AGREEMENT AND PLAN OF MERGER

         This Agreement and Plan of Merger (this "Agreement") dated as of June 8, 2001, is by and between Westport Resources Corporation, a Delaware corporation ("Westport"), and Belco Oil & Gas Corp., a Nevada corporation ("Belco").

         WHEREAS, the respective Boards of Directors of Westport and Belco deem it advisable and in the best interests of their respective stockholders that Westport merge with and into Belco (the "Merger") upon the terms and subject to the conditions set forth herein, and such Boards of Directors have approved the Merger; and

         WHEREAS, concurrently with the execution and delivery of this Agreement, (i) Belco has entered into voting agreements with each of ERI Investments, Inc., a Delaware corporation and Westport Energy, LLC, a Delaware limited liability company, under which such parties have, among other things, agreed to support the Merger upon the terms and conditions set forth therein, and (ii) Westport has entered into voting agreements with each of Robert A. Belfer, Renee E. Belfer, Laurence D. Belfer, Saltz Investment Group, LLC, The Robert A. and Renee E. Belfer Family Foundation, Belfer Corp., Renee Holdings Partnership, L.P., Trust for the benefit of Elizabeth Kones Belfer (T-6), Robert
A. Belfer 1990 Family Trust and Vantz Limited Partnership, under which such parties have, among other things, agreed to support the Merger upon the terms and conditions set forth therein (collectively, the "Voting Agreements"); and

         WHEREAS, for federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code");

         NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

         Section 1.1 The Merger. Upon the terms and subject to the conditions hereof, at the Effective Time (as defined in Section 1.2 hereof) Westport shall merge with and into Belco and the separate corporate existence of Westport shall thereupon cease and Belco shall be the surviving corporation in the Merger (sometimes referred to herein as the "Surviving Corporation"). The Merger shall have the effects set forth in 92A of the Nevada Revised Statutes (the "NRS") and
Section 259 of the Delaware General Corporation Law (the "DGCL"), including, without limitation, the Surviving Corporation's succession to and assumption of all rights and obligations of Westport.

         Section 1.2 Effective Time of the Merger. The Merger shall become effective (the "Effective Time") upon the later of (i) the filing of properly executed Articles of Merger (the "Nevada Articles of Merger") relating to the Merger with the Secretary of State of the State of Nevada in accordance with Chapter 92A of the NRS, (ii) the filing of a properly executed Certificate of Merger relating to the Merger (the "Delaware Certificate of Merger," and together with the Nevada Articles of Merger, the "Certificates of Merger"), with the Secretary of State of the State of Delaware in accordance with the DGCL or (iii) at such later time as the parties shall agree and set forth in such Certificates of Merger. The filing of the Certificates of Merger referred to above shall be made as soon as practicable on the Closing Date set forth in Section 3.5.

         Section 1.3 Tax Treatment. It is intended that the Merger shall constitute a reorganization under section 368(a) of the Code.

         Section 1.4 Accounting Treatment. It is intended that the Merger shall be accounted for as a purchase transaction for financial accounting purposes.

                                   ARTICLE II

                            THE SURVIVING CORPORATION

         Section 2.1 Articles of Incorporation. The articles of incorporation of Belco in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation at and after the Effective Time until thereafter amended in accordance with the terms thereof and the NRS, provided, that at the Effective Time such articles of incorporation shall be amended in the form attached as Exhibit 2.1 hereto.

         Section 2.2 Bylaws. The bylaws of Belco as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation at and after the Effective Time, and thereafter may be amended in accordance with their terms and as provided by the articles of incorporation of the Surviving Corporation and the NRS; provided, that at the Effective Time such bylaws shall be amended in the form attached as Exhibit 2.2 hereto.

         Section 2.3 Directors and Officers. The directors and officers of the Surviving Corporation shall be as set forth in Exhibit 2.3 at and after the Effective Time, until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's articles of incorporation and bylaws.

                                  ARTICLE III

                              CONVERSION OF SHARES

         Section 3.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any capital stock described below:

                  (a) Each share of the common stock, par value $0.01 per share, of Belco (the "Old Belco Common Stock") issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 3.1(d)) shall be converted into the right to receive 0.4125 of a share (the "Belco Common Stock Exchange Ratio") of the common stock, par value $0.01 per share, of the Surviving Corporation ("Belco Common Stock"). All such Old Belco Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and the holder of a certificate ("Old Belco Common Stock Certificate") that, immediately prior to the Effective Time, represented outstanding shares of Old Belco Common Stock shall cease to have any rights with respect thereto, except the right to receive, upon the surrender of such Old Belco Common Stock Certificate in accordance with Section 3.2, Belco Common Stock (the "Old Belco Common Stock Merger Consideration") and any cash in lieu of fractional shares of Surviving Corporation Common Stock to which such holder is entitled pursuant to this
Section 3.1(a), without interest. Until surrendered as contemplated by this
Section 3.1(a), each Old Belco Common Stock Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender Belco Common Stock Merger Consideration and any cash in lieu of fractional shares of Belco Common Stock as contemplated by this Section 3.1(a). Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of Old Belco Common Stock or Westport Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Belco Common Stock Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

                  (b) Each share of the common stock, par value $0.01 per share, of Westport (the "Westport Common Stock") issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 3.1(d)) shall be converted into the right to receive one share (the "Westport Common Stock Exchange Ratio") of Belco Common Stock. All such Westport Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and the holder of a certificate ("Westport Common Stock Certificate") that, immediately prior to the Effective Time, represented outstanding shares of Westport Common Stock shall cease to have any rights with respect thereto, except the right to receive, upon the surrender of such Westport Common Stock Certificate in accordance with Section 3.2, Belco Common Stock (the "Westport Common Stock Merger Consideration") to which such holder is entitled pursuant to this Section 3.1(b), without interest. Until surrendered as contemplated by this Section 3.1(b), each Westport Common Stock Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Westport Common Stock Merger Consideration as contemplated by this Section 3.1(b). Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of Westport Common Stock or Belco Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Westport Common Stock Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

                  (c) Each share of the 6 1/2% Convertible Preferred Stock, par value $0.01 per share, of Belco (the "Belco Preferred Stock") issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall not be affected by the Merger.

                  (d) All shares of Belco Common Stock that (i) are owned by Belco as treasury stock or (ii) owned by Westport or any of its wholly-owned Subsidiaries shall be cancelled and retired and shall cease to exist and no stock of Belco or other consideration shall be delivered in exchange therefor. All shares of Westport Common Stock that immediately prior to the Effective Time (i) are owned by Westport as treasury stock or (ii) owned by Belco or any of its wholly-owned Subsidiaries shall be cancelled and retired and shall cease to exist and no stock of Belco or other consideration shall be delivered in exchange therefor.

                  (e) No dividends or other distributions declared or made after the Effective Time with a record date after the Effective Time with respect to Belco Common Stock shall be paid to the holder of any unsurrendered Westport Common Stock Certificate or Old Belco Common Stock Certificate with respect to the Westport Common Stock Merger Consideration or Old Belco Common Stock Merger Consideration represented thereby, and no cash payment in lieu of fractional shares shall be paid to any holder pursuant to Section 3.4 below until the holder of record of such Westport Common Stock Certificate or Old Belco Common Stock Certificate shall surrender such Westport Common Stock Certificate or Old Belco Common Stock Certificate in accordance with Section 3.2. Subject to the effect of applicable laws (including, without limitation, escheat and abandoned property laws), following surrender of any such Westport Common Stock Certificate or Old Belco Common Stock Certificate there shall be paid to the record holder of the certificate or certificates representing the Westport Common Stock Merger Consideration or Old Belco Common Stock Merger Consideration, as the case may be, issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of cash payable in lieu of a fractional share of Old Belco Common Stock to which such holder is entitled pursuant to Section 3.4 below, and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Westport Common Stock Merger Consideration or Old Belco Common Stock Merger Consideration in each case after giving effect to any required tax withholding, and (ii) if the payment date for any dividend or distribution payable with respect to such Westport Common Stock Merger Consideration or Old Belco Common Stock Merger Consideration has not occurred prior to the surrender of such Westport Common Stock Certificate or Old Belco Common Stock Certificate, at the appropriate payment date therefor, the amount of dividends or other distributions with a record date after the Effective Time but prior to the surrender of such Westport Common Stock Certificate or Old Belco Common Stock Certificate and a payment date subsequent to the surrender of such Westport Common Stock Certificate or Old Belco Common Stock Certificate, as applicable.

                  (f) All Belco Common Stock issued upon the surrender of Westport Common Stock Certificates or Old Belco Common Stock Certificates in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such certificates and the Westport Common Stock or Old Belco Common Stock, as the case may be, formerly represented thereby, and from and after the Effective Time there shall be no further registration of transfers effected on the stock transfer books of the Surviving Corporation of shares of Westport Common Stock or Old Belco Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Westport Common Stock Certificates or Old Belco Common Stock Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article III.

         Section 3.2 Surrender and Payment.

                  (a) Prior to the Effective Time, Belco shall appoint an agent reasonably acceptable to Westport (the "Exchange Agent") for the purpose of exchanging Old Belco Common Stock Certificates formerly representing Old Belco Common Stock and Westport Common Stock Certificates formerly representing Westport Common Stock. At or prior to the Effective Time, Belco shall deposit with the Exchange Agent:

                           (i) for the benefit of the holders of Old Belco
Common Stock, for exchange in accordance with this Section 3.2 through the Exchange Agent, (A) as of the Effective Time, certificates representing the Old Belco Common Stock Merger Consideration to be issued pursuant to Section 3.1(a) and (B) from time to time as necessary, cash to be paid in lieu of fractional shares pursuant to Section 3.4 (such certificates for the Old Belco Common Stock Merger Consideration and such cash being hereinafter referred to as the "Belco Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Old Belco Common Stock Merger Consideration and cash in lieu of fractional shares in exchange for surrendered Old Belco Common Stock Certificates formerly representing Old Belco Common Stock pursuant to Section
3.1 out of the Belco Exchange Fund. Except as contemplated by Section 3.2(f), the Belco Exchange Fund shall not be used for any other purpose.

                           (ii) for the benefit of the holders of Westport
Common Stock, for exchange in accordance with this Section 3.2 through the Exchange Agent, as of the Effective Time, certificates representing the Westport Common Stock Merger Consideration to be issued pursuant to Section 3.1(b) (such certificates for the Westport Common Stock Merger Consideration being hereinafter referred to as the "Westport Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Westport Common Stock Merger Consideration in exchange for surrendered Westport Common Stock Certificates formerly representing Westport Common Stock pursuant to Section 3.1 out of the Westport Exchange Fund. Except as contemplated by Section 3.2(f), the Westport Exchange Fund shall not be used for any other purpose.

                  (b) Promptly after the Effective Time, but in any event not later than five Business Days (as defined below) thereafter, Belco will send, or will cause the Exchange Agent to send, to each holder of an Old Belco Common Stock Certificate or Certificates or Westport Common Stock Certificate or Certificates that immediately prior to the Effective Time represented outstanding Old Belco Common Stock or Westport Common Stock, as applicable, a letter of transmittal and instructions for use in effecting the exchange of (i) such Old Belco Common Stock Certificates for certificates representing the Old Belco Common Stock Merger Consideration and, if applicable, cash in lieu of fractional shares or (ii) such Westport Common Stock Certificates for certificates representing the Westport Common Stock Merger Consideration. Provision also shall be made for holders of Old Belco Common Stock Certificates or Westport Common Stock Certificates to procure in person immediately after the Effective Time a letter of transmittal and instructions and to deliver in person immediately after the Effective Time such letter of transmittal and Old Belco Common Stock Certificates or Westport Common Stock Certificates, as the case may be, in exchange for the Old Belco Common Stock Merger Consideration or Westport Common Stock Merger Consideration and, if applicable, cash in lieu of fractional shares. For purposes of this Agreement, "Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the city of New York.

                  (c) After the Effective Time, Old Belco Common Stock Certificates shall represent the right, upon surrender thereof to the Exchange Agent, together with a duly executed and properly completed letter of transmittal relating thereto, to receive in exchange therefor that number of whole shares of Belco Common Stock, and, if applicable, cash that such holder has the right to receive pursuant to Sections 3.1 and 3.4 after giving effect to any required tax withholding, and the Old Belco Common Stock Certificate or Certificates so surrendered shall be canceled. No interest will be paid or will accrue on any cash amount payable upon the surrender of any such Old Belco Common Stock Certificates.

                  (d) After the Effective Time, Westport Common Stock Certificates shall represent the right, upon surrender thereof to the Exchange Agent, together with a duly executed and properly completed letter of transmittal relating thereto, to receive in exchange therefor that number of whole shares of Belco Common Stock, and, if applicable, cash that such holder has the right to receive pursuant to Section 3.1 after giving effect to any required tax withholding, and the Westport Common Stock Certificate or Certificates so surrendered shall be canceled. No interest will be paid or will accrue on any cash amount payable upon the surrender of any such Westport Common Stock Certificates.

                  (e) If any shares of Belco Common Stock are to be issued and/or cash to be paid to a Person other than the registered holder of the Old Belco Common Stock Certificate or Certificates or Westport Common Stock Certificate or Certificates surrendered in exchange therefor, it shall be a condition to such issuance that the Old Belco Common Stock Certificate or Certificates or Westport Common Stock Certificate or Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such issuance shall pay to the Exchange Agent any transfer or other taxes required as a result of such issuance to a Person other than the registered holder or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Belco or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Old Belco Common Stock Certificates or Westport Common Stock Certificates such amounts as Belco or the Exchange Agent are required to deduct and withhold under the Code or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent that amounts so withheld by Belco or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Old Belco Common Stock Certificates or Westport Common Stock Certificates, as the case may be, in respect of whom such deduction and withholding were made by Belco or the Exchange Agent. For purposes of this Agreement, "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a governmental or political subdivision or any agency or instrumentality thereof.

                  (f) Any Old Belco Common Stock Merger Consideration and any cash in the Belco Exchange Fund and any Westport Common Stock Merger Consideration in the Westport Exchange Fund that remain unclaimed by the holders of Old Belco Common Stock or Westport Common Stock, as the case may be, one year after the Effective Time shall be returned to Belco, upon demand, and any such holder who has not exchanged such holder's Old Belco Common Stock Certificates or Westport Common Stock Certificates, as the case may be, in accordance with this Section 3.2 prior to that time shall thereafter look only to Belco, as general creditors thereof, to exchange such Old Belco Common Stock Certificates or Westport Common Stock Certificates, as the case may be, or to pay amounts to which they are entitled pursuant to Section 3.1. If outstanding Old Belco Common Stock Certificates or Westport Common Stock Certificates, as the case may be, are not surrendered prior to six years after the Effective Time (or, in any particular case, prior to such earlier date on which any Old Belco Common Stock Merger Consideration or Westport Common Stock Merger Consideration issuable in respect of such Old Belco Common Stock Certificates or Westport Common Stock Certificates, or the dividends and other distributions, if any, described below would otherwise escheat to or become the property of any governmental unit or agency), the Old Belco Common Stock Merger Consideration or Westport Common Stock Merger Consideration issuable in respect of such Old Belco Common Stock Certificates or Westport Common Stock Certificates, as the case may be, and the amount of dividends and other distributions, if any, which have become payable and which thereafter become payable on the Old Belco Common Stock Merger Consideration or Westport Common Stock Merger Consideration evidenced by such Old Belco Common Stock Certificates or Westport Common Stock Certificates, as the case may be, as provided herein shall, to the extent permitted by applicable law, become the property of Belco, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of Belco, Westport or the Surviving Corporation shall be liable to any holder of Old Belco Common Stock Certificates or Westport Common Stock Certificates for any amount paid, or the Old Belco Common Stock Merger Consideration or Westport Common Stock Merger Consideration, cash or dividends delivered, to a public official pursuant to applicable abandoned property, escheat or similar laws.

                  (g) If any Old Belco Common Stock Certificates or Westport Common Stock Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Old Belco Common Stock Certificates or Westport Common Stock Certificates to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as Belco may direct as indemnity against any claim that may be made against it with respect to such Old Belco Common Stock Certificates or Westport Common Stock Certificates, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Belco Common Stock Certificates or Westport Common Stock Certificates the Old Belco Common Stock Merger Consideration or Westport Common Stock Merger Consideration, as the case may be, and, if applicable, cash and unpaid dividends and other distributions on any Old Belco Common Stock Merger Consideration or Westport Common Stock Merger Consideration deliverable in respect thereof pursuant to this Agreement.

         Section 3.3 Stock Plans.

                  (a) At the Effective Time, automatically and without any action on the part of the holder thereof, each outstanding employee or director stock option of Westport outstanding at the Effective Time (the "Westport Stock Options") granted under the EPGC 2000 Stock Option Plan, the EPGC Directors' Stock Option Plan or Westport's 2000 Stock Incentive Plan (collectively, the "Westport Stock Plans") shall be assumed by Belco and become an option to purchase that number of shares of Belco Common Stock obtained by multiplying the number of shares of Westport Common Stock issuable upon the exercise of such option by the Westport Common Stock Exchange Ratio at an exercise price per share equal to the per share exercise price of such option divided by the Westport Common Stock Exchange Ratio and otherwise upon the same terms and conditions as such outstanding options to purchase Westport Common Stock; provided, however, that in the case of any option to which Section 421 of the Code applies by reason of the qualifications under Section 422 or 423 of such Code, the exercise price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall comply with Section 424(a) of the Code.

                  (b) At the Effective Time, the Westport Stock Plans shall be assumed and adopted by Belco. At the Effective Time, automatically and without any action on the part of the holder thereof, each outstanding employee or director stock option of Belco outstanding at the Effective Time (the "Belco Stock Options") granted under Belco's 1996 Stock Incentive Plan or Belco's 1996 Non-Employee Directors Stock Option Plan (collectively, the "Belco Stock Plans") shall become an option to purchase that number of shares of Belco Common Stock obtained by multiplying the number of share of Old Belco Common Stock issuable upon the exercise of such option by the Belco Common Stock Exchange Ratio at an exercise price per share equal to the per share exercise price of such option divided by the Belco Common Stock Exchange Ratio and otherwise upon the same terms and conditions a such outstanding options to purchase Old Belco Common Stock; provided, however, that in the case of any option to which Section 421 of the Code applies by reason of the qualifications under Section 422 or 423 of such Code, the exercise price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall comply with
Section 424(a) of the Code; provided further, that the number of shares of Belco Common Stock that may be purchased upon exercise of such Belco Stock Option shall not include any fractional share and, upon exercise of such Belco Stock Option, a cash payment shall be made for any fractional share based upon the closing sales price of a share of Belco Common Stock as reported under "NYSE Composite Transaction Reports" in the Wall Street Journal on the New York Stock Exchange on the trading day immediately preceding the date of exercise. At the Effective Time, automatically and without any action on the part of the holder thereof, each Belco Stock Option shall, notwithstanding anything in the Belco Stock Plans or any agreement governing the Belco Stock Options to the contrary, become fully vested and exercisable and shall remain outstanding as of the Effective Time and be subject to the same terms and conditions as provided in the agreement under which such Belco Stock Option was granted, except as otherwise provided in this Section 3.3(b).

                  (c) Belco shall take all corporate actions necessary to reserve for issuance a sufficient number of shares of Belco Common Stock for delivery upon exercise of (i) Westport Stock Options assumed by Belco pursuant to Section 3.3(a) above and (ii) Belco Stock Options.


                  (d) As promptly as practicable after the Effective Time, Belco shall file a Registration Statement on Form S-8 (or any successor or other appropriate forms, as the case may be) with respect to the shares of Belco Common Stock subject to Westport Stock Options and shall use all reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

                  (e) At the Effective Time, the restrictions on disposition and forfeiture provisions on all restricted shares of Belco Common Stock granted under the Belco Stock Plans shall terminate without further action.

         Section 3.4 No Fractional Shares. No fractional shares of Belco Common Stock shall be issued in the Merger and fractional share interests shall not entitle the owner thereof to vote or to any rights of a stockholder of Belco. All holders of fractional shares of Belco Common Stock shall be entitled to receive, in lieu thereof, an amount in cash (rounded to the nearest whole cent) determined by multiplying the fraction of a share of Belco Common Stock to which such holder would otherwise have been entitled by the closing sales price of a share of Belco Common Stock as reported under "NYSE Composite Transaction Reports" in The Wall Street Journal on the trading day prior to the Effective Time.

         Section 3.5 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Akin, Gump, Strauss, Hauer & Feld, L.L.P., 1675 Broadway, Suite 2300, Denver, Colorado 80202, at 10:00 a.m., local time, on the day (the "Closing Date") on which all of the conditions set forth in Article VIII hereof are satisfied or waived, or at such other date and time as Westport and Belco shall otherwise agree.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BELCO

         Belco represents and warrants to Westport that the statements contained in this Article IV are true and correct, except as specifically set forth herein or in the disclosure schedule delivered by Belco to Westport on the date of this Agreement (the "Belco Disclosure Schedule"). The Belco Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered sections contained in this Agreement. Belco represents and warrants to Westport as follows:

         Section 4.1 Organization and Qualification.

                  (a) Belco is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, is duly qualified to do business as a foreign corporation and is in good standing in the jurisdictions set forth in Section 4.1(a) of the Belco Disclosure Schedule, which include each jurisdiction in which the character of Belco's properties or the nature of its business makes such qualification necessary, except where the failure to be so qualified or in good standing would not result in a Belco Material Adverse Effect (as defined below). Belco has all requisite corporate or other power and authority to own, use or lease its properties and to carry on its business as it is now being conducted. Belco has made available to Westport a complete and correct copy of its articles of incorporation and bylaws, each as amended to date, and Belco's articles of incorporation and bylaws as so delivered are in full force and effect. Belco is not in default in any respect in the performance, observation or fulfillment of any provision of its articles of incorporation or bylaws.

                  (b) Section 4.1(b) of the Belco Disclosure Schedule lists the name and jurisdiction of organization of each Subsidiary of Belco and the jurisdictions in which each such Subsidiary is qualified or holds licenses to do business as a foreign corporation or other organization as of the date hereof. Each of Belco's Subsidiaries that is a corporation has been duly organized, is validly existing and in good standing under the laws of its jurisdiction of incorporation, is duly qualified to do business as a foreign corporation and is in good standing in the jurisdictions listed in Section 4.1(b) of the Belco Disclosure Schedule, which includes each jurisdiction in which the character of such Subsidiary's properties or the nature of its business makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not result in a Belco Material Adverse Effect. Each of Belco's Subsidiaries that is not a corporation has been duly organized, is validly existing and in good standing under the laws of its jurisdiction of organization, is duly qualified to do business as a foreign entity and is in good standing in the jurisdictions listed in Section 4.1(b) of the Belco Disclosure Schedule, which includes each jurisdiction in which the character of such Subsidiary's properties or the nature of its business makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not result in a Belco Material Adverse Effect. Each of Belco's Subsidiaries has the requisite corporate or other power and authority to own, use or lease its properties and to carry on its business as it is now being conducted and as it is now proposed to be conducted. Belco has made available to Westport a complete and correct copy of the articles of incorporation and bylaws (or similar organizational documents) of each of Belco's Subsidiaries, each as amended to date, and the articles of incorporation and bylaws (or similar organizational documents) as so delivered are in full force and effect. No Subsidiary of Belco is in default in any respect in the performance, observation or fulfillment of any provision of its articles of incorporation or bylaws (or similar organizational documents). Other than Belco's Subsidiaries, Belco does not beneficially own or control, directly or indirectly, 5% or more of any class of equity or similar securities of any Person.

                  (c) For purposes of this Agreement, (i) a "Belco Material Adverse Effect" shall mean any change, effect, event, occurrence or state of facts that is or could reasonably be expected to be materially adverse to the condition (financial or otherwise), business, properties or results of operations of Belco and its Subsidiaries taken as a whole or that could reasonably be expected to materially impair the ability of Belco to perform its obligations under this Agreement or to consummate the Merger; provided that none of the following, alone or in combination, shall constitute a Belco Material Adverse Effect or be considered in determining whether a Belco Material Adverse Effect has occurred or will occur: any change, effect, event, occurrence, state of facts or development arising out of, resulting from or relating to (x) the economy in general, (y) the oil and gas exploration and production industry in general (including, without limitation, changes in commodity prices, general market prices and regulatory changes) or (z) the transactions contemplated by this Agreement or the announcement thereof; and (ii) "Subsidiary" shall mean, with respect to any party, any Person, of which (x) at least a majority of the securities or other interests having by their terms voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such Person is directly or indirectly beneficially owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries, or (y) such party or any Subsidiary of such party is a general partner of a partnership or a manager of a limited liability company.

         Section 4.2 Capitalization.

                  (a) The authorized capital stock of Belco consists of 120,000,000 shares of Belco Common Stock and 10,000,000 shares of preferred stock, par value $.01 per share, of which 4,370,000 shares have been designated and issued as Belco Preferred Stock. As of the date of this Agreement, (i) 32,955,650 shares of Belco Common Stock were issued and outstanding of which 150,500 shares are shares of restricted stock subject to forfeiture provisions,
(ii) 2,930,000 shares of Belco Preferred Stock were issued and outstanding,
(iii) stock options to acquire 1,945,350 shares of Belco Common Stock were outstanding under all stock option plans and agreements of Belco or its Subsidiaries. All of the outstanding shares of Belco Common Stock and Belco Preferred Stock are validly issued, fully paid and nonassessable, and free of preemptive rights. Except as set forth above, and pursuant to this Agreement and the Belco Preferred Stock, there are no outstanding subscriptions, options, rights, warrants, convertible securities, stock appreciation rights, phantom equity, or other agreements or commitments obligating Belco to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock of any class or the capital stock of any Subsidiary or to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity other than guarantees of bank obligations of Subsidiaries entered into in the ordinary course of business or obligating Belco to grant, extend, accelerate the vesting of or enter into or make payment with respect to any such subscription, option, right, warrant, convertible security, stock appreciation right, phantom equity or other such commitment or agreement. To the knowledge of Belco, there are no voting trusts, proxies or other voting agreements or understandings with respect to the shares of capital stock of Belco other than the Voting Agreements. Section 4.2(a) of the Belco Disclosure Schedule shows the number of shares of Belco Common Stock reserved for future issuance pursuant to stock options granted and outstanding as of the date hereof under all stock option plans of Belco or its subsidiaries, including the name of the holder of each option, the number of shares of Belco Common Stock subject to each such option, the vesting schedule and exercise price per share and the maximum term of that option. Section 4.2(a) of the Belco Disclosure Schedule also indicates the number of shares of Belco Common Stock issued as restricted stock or pursuant to outstanding share awards under any plan of Belco or its Subsidiaries and the applicable service or performance milestones or other restrictions on earning those shares.

                  (b) Except as set forth in Section 4.2(b) of the Belco Disclosure Schedule, Belco is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock of each Belco Subsidiary, there are no irrevocable proxies with respect to any such shares, and no equity securities of any Belco Subsidiary are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of any capital stock of any Belco Subsidiary, and there are no contracts, commitments, understandings or arrangements by which Belco or any Belco Subsidiary is or may be bound to issue additional shares of capital stock of any Belco Subsidiary or securities convertible into or exchangeable or exercisable for any such shares or obligating any Belco Subsidiary to grant, extend, accelerate the vesting of or enter into or make payment with respect to any subscription, option, right, warrant, convertible security, stock appreciation right, phantom equity or other such commitment or agreement. Except as set forth in Section 4.2(b) of the Belco Disclosure Schedule, all of such shares so owned by Belco are validly issued, fully paid and nonassessable and are owned by it free and clear of all liens, mortgages, pledges, security interests, encumbrances, claims or charges of any kind (collectively, "Liens").

         Section 4.3 Authority. Belco has all requisite corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Belco Stockholders' Approval as contemplated by Section 7.11, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by Belco's Board of Directors, and no other corporate proceedings on the part of Belco are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than obtaining the Belco Stockholders' Approval as contemplated by Section 7.11 hereof. This Agreement has been duly and validly executed and delivered by Belco and, assuming the due authorization, execution and delivery hereof by the other parties hereto, constitutes a valid and binding obligation of Belco enforceable against Belco in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights of creditors and of general principles of equity (the "Enforceability Exception"). A copy of the resolutions adopted by the Belco Board of Directors approving this Agreement and the Merger is contained in
Section 4.3 of the Belco Disclosure Schedule.

         Section 4.4 Consents and Approvals; No Violation. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance by Belco of its obligations hereunder will not:

                  (a) subject to obtaining the Belco Stockholders' Approval as contemplated by Section 7.11 hereof, conflict with any provision of the articles of incorporation or bylaws of Belco or the certificates of incorporation or bylaws (or other similar organizational documents) of any of its Subsidiaries;

                  (b) subject to obtaining the Belco Stockholders' Approval as contemplated by Section 7.11 hereof, require any consent, waiver, approval, order, authorization or permit of, or registration, filing with or notification to, any governmental or regulatory authority or agency (a "Governmental Authority"), except for (i) applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing of the Nevada Articles of Merger with the Nevada Secretary of State and the Delaware Certificate of Merger with the Delaware Secretary of State, (iii) the filing of the Registration Statement and the Proxy Statement/Prospectus (as each is defined in Section 4.21 hereof) with the SEC in accordance with the Exchange Act of 1934, as amended (the "Exchange Act"), (iv) such consents, approvals, orders, authorizations and regulations, declarations and filings as may be required under applicable state securities or blue sky laws, (v) such governmental or tribal consents, qualifications or filings as are customarily obtained or made following the transfer of interests in oil and gas properties ("Customary Post Closing Consents") and (vi) approvals and registrations that, if not obtained or made, would not be reasonably expected to have a Belco Material Adverse Effect;

                  (c) except as set forth in Section 4.4(c) of the Belco Disclosure Schedule, result in any violation of or the breach of or constitute a default (with or without notice or lapse of time or both) under, or give rise to any right of termination, forfeiture, cancellation or acceleration, transfer fees or guaranteed payments or a loss of a material benefit under, or require a consent, waiver or approval under any of the terms, conditions or provisions of any Belco Material Contracts (as defined in Section 4.19), except for any such conflicts, violations, breaches, defaults, terminations, cancellations or accelerations that, individually or in the aggregate, would not reasonably be expected to have a Belco Material Adverse Effect. Section 4.4(c) of the Belco Disclosure Schedule sets forth a correct and complete list of Belco Material Contracts under which consents, waivers or notifications are required prior to the consummation of the transactions contemplated by this Agreement, which have not previously been obtained;

                  (d) conflict with or violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to Belco or any Subsidiary of Belco or any of their properties or assets except for such conflicts or violations which, individually or in the aggregate, would not result in a Belco Material Adverse Effect;

                  (e) result in the creation of any Lien upon any material properties or assets or on any shares of capital stock of Belco or any of its Subsidiaries under any agreement or instrument to which Belco or any of its Subsidiaries is a party or by which Belco or any of its Subsidiaries or any of their material properties or assets is bound; or

                  (f) except as set forth in Section 4.4(f) of the Belco Disclosure Schedule, result in any holder of any securities of Belco being entitled to appraisal, dissenters' or similar rights.

         Section 4.5 Belco SEC Reports. Belco has timely filed with the Securities and Exchange Commission (the "SEC"), and has heretofore made available (provided that all documents filed by Belco electronically with the SEC and publicly available prior to the date hereof shall be deemed available) to Westport true and complete copies of, each form, registration statement, report, schedule, proxy or information statement and other document (including exhibits and amendments thereto), including without limitation its Annual Reports to Stockholders incorporated by reference in certain of such reports, required to be filed by it or its predecessors with the SEC since December 31, 1998 under the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act (collectively, the "Belco SEC Reports"). As of the respective dates such Belco SEC Reports were filed each of the Belco SEC Reports, including without limitation any financial statements or schedules included therein, (a) complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and (b) did not at the time they were filed (or if amended or superceded by a filing prior to the date of this Agreement, then as and on the date so amended or superceded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Belco's Subsidiaries is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any forms, reports or other documents with the SEC.

         Section 4.6 Belco Financial Statements. Each of the consolidated financial statements of Belco contained in the Belco SEC Reports (including any related notes and schedules) (the "Belco Financial Statements") have been prepared from, and are in accordance with, the books and records of Belco and its consolidated Subsidiaries, comply in all material respects with the applicable published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated in the notes thereto and subject, in the case of quarterly financial statements, to normal and recurring year end adjustments) and fairly present the consolidated financial position of Belco and its Subsidiaries as of the date thereof and the consolidated results of operations and cash flows (and changes in financial position, if any) of Belco and its Subsidiaries for the periods presented therein (subject to normal year end adjustments and the absence of financial footnotes in the case of any unaudited interim financial statements).

         Section 4.7 Absence of Undisclosed Liabilities. Except as disclosed in the Belco SEC Reports filed and publicly available prior to the date of this Agreement or in Section 4.7 of the Belco Disclosure Schedule, neither Belco nor any of its Subsidiaries has incurred any liabilities or obligations of any nature (contingent or otherwise) that, individually or in the aggregate, would reasonably be likely to have a Belco Material Adverse Effect.

         Section 4.8 Absence of Certain Changes. Except as disclosed in the Belco SEC Reports filed and publicly available prior to the date of this Agreement, as set forth in Section 4.8 of the Belco Disclosure Schedule or as contemplated by this Agreement, since December 31, 2000 Belco and its Subsidiaries have conducted their business in all material respects in the ordinary course consistent with past practices and there has not been (a) any change or development, or combination of changes or developments that, individually or in the aggregate, would be reasonably likely to have a Belco Material Adverse Effect, (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Belco, or any repurchase, redemption or other acquisition by Belco or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, Belco or any of its Subsidiaries, (c) any amendment of any term of any outstanding security of Belco or any of its Subsidiaries, (d) any change in any method of accounting or accounting practice by Belco or any of its Subsidiaries, except for any such change required by reason of a concurrent change in generally accepted accounting principles or to conform a Subsidiary's accounting policies and practices to those of Belco, (e) any split, combination or reclassification of any of Belco's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Belco's capital stock,
(f) (i) any granting by Belco or any of its Subsidiaries to any current or former director, executive officer or other employee of Belco or its Subsidiaries of any increase in compensation, bonus or other benefits, except for, with respect to any events occurring prior to the date hereof, increases in base compensation or bonuses in the ordinary course of business consistent with past practice and set forth on Section 4.8 of the Belco Disclosure Schedule and, with respect to events occurring after the date hereof, as permitted by Section
6.1 or as was required under any employment agreements in effect as of the date of the most recent audited financial statements included in the Belco SEC Reports filed and publicly available prior to the date hereof, (ii) any granting by Belco or any of its Subsidiaries to any such current or former director, executive officer or employee of any increase in severance or termination pay,
(iii) any entry by Belco or any of its Subsidiaries into, or any amendments of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any current or former director, executive officer or employee, or (iv) any amendment to, or modification of, any Belco

Stock Option, (g) any tax election or any settlement of any income tax liability or tax attributes that individually or in the aggregate is reasonably likely to adversely affect the tax liability or tax attributes of Belco or any of its Subsidiaries in any material respect or any settlement or compromise of any material income tax liability, (h) any incurrence of indebtedness for money borrowed by Belco or any of its Subsidiaries other than debt incurred in the ordinary course of business in a manner consistent with past practice, (i) any creation of a material Lien howsoever arising, in respect of or over any of the material assets of Belco or any of its Subsidiaries, (j) other than, with respect to acquisitions or dispositions occurring after the date hereof, as would be permitted by Section 6.1, any material acquisition or disposition of assets by Belco or any of its Subsidiaries, including the sale, lease, farm-out, license or other disposition of any material properties or assets, except for
(i) sales of Hydrocarbons in the ordinary course of business, (ii) acquisitions or dispositions set forth in Section 4.8 of the Belco Disclosure Schedule, (iii) except as set forth in Section 4.8 of the Belco Disclosure Schedule, dispositions of interests in exploratory prospects in exchange for interests in other prospects from third parties which Belco in good faith believes to have an equivalent value, consistent with past practices and (iv) sales of equipment and/or replacements thereof in the ordinary course of business, (k) any modification, assignment, termination or relinquishment of rights under any Belco Material Contract by Belco or any of its Subsidiaries other than such modification, assignment, termination or relinquishment in the ordinary course of business consistent with past practice, (l) any damage, destruction or casualty loss, whether or not covered by insurance, that individually or in the aggregate would be reasonably likely to have a Belco Material Adverse Effect (it being understood that the availability of any insurance coverage shall be taken into account in determining whether such damage, destruction or loss would be reasonably likely to have a Belco Material Adverse Effect) or (m) any making of a loan or an advance by Belco or any of its Subsidiaries not in the ordinary course of business.

         Section 4.9 Taxes. Except as otherwise disclosed in Section 4.9 of the Belco Disclosure Schedule and for matters that would not be reasonably likely, individually or in the aggregate, to have a Belco Material Adverse Effect:

                  (a) As used in this Agreement,

                           (i) "Audit" shall mean any audit, assessment of
Taxes, other examination by any Tax Authority, proceeding or appeal of such proceeding relating to Taxes;

                           (ii) "Taxes" shall mean any federal, state, local, or
foreign income, gross receipts, license, payroll, parking, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 50A of the Code), customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum, estimated tax, or other tax or assessment of a similar nature of any kind whatsoever (whether imposed directly or through withholding), including any interest, penalty, or addition thereto, whether disputed or not, and including any obligations under any agreements or arrangements with any other Person with respect to such amounts, or any liability arising as a transferee or successor-in-interest.




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

                           (iii) "Tax Authority" shall mean the Internal Revenue
Service and any other domestic or foreign Governmental Authority responsible for the administration, imposition, collection, or administration of any Taxes; and

                           (iv) "Tax Returns" shall mean all federal, state,
local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns, including any schedules or attachments thereto, and including any amendment thereof.

                  (b) Belco and each of its Subsidiaries have timely filed (or have had timely filed on their behalf) or will file or cause to be timely filed, all material Tax Returns required by applicable law to be filed by any of them prior to or as of the Closing Date. All such Tax Returns and amendments thereto are or will be true, complete and correct in all material respects.

                  (c) Belco and each of its Subsidiaries have paid (or have had paid on their behalf), or where payment is not yet due, have established (or have had established on their behalf and for their sole benefit and recourse), or will establish or cause to be established on or before the Closing Date, an adequate accrual for the payment of all material Taxes due with respect to any period ending prior to or as of the Closing Date.

                  (d) No Audit by a Tax Authority is pending or threatened with respect to any Tax Returns filed by, or Taxes due from, Belco or any Subsidiary. No issue has been raised by any Tax Authority in any Audit of Belco or any of its Subsidiaries that if raised with respect to any other period not so audited could be expected to result in a material proposed deficiency for any period not so audited. No material deficiency or adjustment for any Taxes has been threatened, proposed, asserted or assessed against Belco or any of its Subsidiaries. There are no liens for Taxes upon the assets of Belco or any of its Subsidiaries, except liens for current Taxes not yet delinquent.

                  (e) Neither Belco nor any of its Subsidiaries has given or been requested to give any waiver of statutes of limitations relating to the payment of Taxes or have executed powers of attorney with respect to Tax matters, which will be outstanding as of the Closing Date.

                  (f) There are no Tax allocation or sharing agreements or arrangements affecting any of Belco and its Subsidiaries. No payments are due or will become due by any of Belco and its Subsidiaries pursuant to any such agreement or arrangement or any tax indemnification agreement.

                  (g) Neither Belco nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax return (other than a group the common parent of which was Belco) or (ii) has any liability for the Taxes of any Person (other than any of Belco and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

                  (h) Section 4.9(h) of the Belco Disclosure Schedule lists (i) all Tax Returns filed with respect to Belco for the prior three tax years, (ii) the taxable years of Belco for which the statutes of limitations with respect to Taxes have not expired, and (iii) those years for which examinations have been completed, those years for which examinations are presently being conducted, and those years for which examinations have not yet been initiated.

                  (i) Belco has delivered to Westport complete and correct copies of all Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by Belco for the prior three tax years.

                  (j) None of Belco or any of its Subsidiaries has been or is in material violation of any federal, state, local or foreign tax law or the rules and regulations of any Taxing Authority.

                  (k) Neither Belco nor any of its Subsidiaries have entered into any agreement or arrangement with any Tax Authority that requires any of Belco and its Subsidiaries to take any action or to refrain from taking any action.

                  (l) No closing agreement pursuant to section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local, or foreign law has been entered into by or with respect to Belco.

                  (m) No claim has ever been made by a Tax Authority in a jurisdiction where Belco does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

                  (n) The unpaid Taxes of Belco do not exceed the reserve for tax liability (rather than any reserve for deferred taxes established to reflect timing differences between book and tax income) set forth on the face of the Belco Financial Statements (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Belco in filing its Tax Returns.

                  (o) No election under any of sections 108, 168, 338, 441, 463, 472, 1017, 1033 or 4977 of the Code (or any predecessor provisions) has been made or filed by or with respect to Belco. No consent to the application of section 341(f)(2) of the Code (or any predecessor provision) has been made or filed by or with respect to Belco or any of Belco's assets.

                  (p) Neither Belco nor any of its Subsidiaries will be required to include any amount in income for any taxable period as a result of a change in accounting or pursuant to any agreement with any Tax Authority with respect to any prior taxable period. There is no application pending with any Taxing Authority requesting permission for any changes in any accounting method of Belco. The Internal Revenue Service has not proposed any such adjustment or change in accounting method with respect to Belco or any of its Subsidiaries.

                  (q) Belco has not made any payments, and is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that would not be deductible by Belco by reason of either or both of sections 162(m) and 263 of the Code.

                  (r) Except as set forth on Section 4.9(r) of the Belco Disclosure Schedule, Belco will not, as a result of the transactions contemplated by this Agreement, be obligated to make a payment after the Closing Date to an individual that would be a "parachute payment" as defined in Section 280G of the Code without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

                  (s) All monies required to be withheld by Belco and paid to any Tax Authority for all Taxes have been collected or withheld and either paid to the respective Tax Authority or set aside in accounts for such purpose.

         Section 4.10 Property.

                  (a) Except for goods and other property sold, used or otherwise disposed of since March 31, 2001 in the ordinary course of business, Belco and its Subsidiaries have Good and Marketable Title (each as defined below), for oil and gas purposes, in and to all the proved reserves reflected in Belco Reserve Report and the Internal Reserve Report (as defined in Section 4.17) as owned by Belco and its Subsidiaries, and defensible title for oil and gas purposes to all other properties, interests in properties and assets, real and personal, reflected in the unaudited balance sheet of Belco as of March 31, 2001 (the "Belco Balance Sheet") as owned by Belco and its Subsidiaries, free and clear of any Liens, except: (i) Liens associated with obligations reflected in Belco Reserve Report, the Internal Reserve Report or Belco Balance Sheet;
(ii) Liens for current taxes not yet due and payable, (iii) materialman's, mechanic's, repairman's, employee's, contractor's, operator's, and other similar liens, charges or encumbrances arising in the ordinary course of business (A) if they have not been perfected pursuant to law, (B) if perfected, they have not yet become due and payable or payment is being withheld as provided by law, or
(C) if their validity is being contested in good faith by appropriate action,
(iv) all rights to consent by, required notices to, filings with, or other actions by any Governmental Authority in connection with the sale or conveyance of oil and gas leases or interests if they are customarily obtained subsequent to the sale or conveyance, and (v) such imperfections of title, easements and Liens as would not reasonably be expected to have, individually or in the aggregate, a Belco Material Adverse Effect. All leases and other agreements pursuant to which Belco or any of its Subsidiaries leases or otherwise acquires or obtains operating rights affecting any real or personal property are in good standing, valid and effective and all royalties, rentals and other payments due by Belco to any lessor of any such oil and gas leases have been paid, except in each case, as would not, individually or in the aggregate, reasonably be expected to have a Belco Material Adverse Effect. All major items of operating equipment of Belco and its Subsidiaries are in good operating condition and in a state of reasonable maintenance and repair, ordinary wear and tear excepted, except as would not, individually or in the aggregate, reasonably be expected to have a Belco Material Adverse Effect.

                  (b) The term "Good and Marketable Title" shall, for purposes of this Section 4.10, with respect to Belco and its Subsidiaries, mean such title that: (1) is deducible of record (from the records of the applicable parish or county or (A) in the case of federal leases, from the records of the applicable office of the Minerals Management Service or Bureau of Land Management, (B) in the case of Indian leases, from the applicable office of the Bureau of Indian Affairs, (C) in the case of state leases, from the records of the applicable state land office) or is assignable to Belco or its Subsidiaries out of an interest of record (as so defined) by reason of the performance by Belco or its Subsidiaries of all operations required to earn an enforceable right to such assignment; (2) is free from reasonable doubt to the end that a prudent purchaser engaged in the business of the ownership, development and operation of producing oil and gas properties with knowledge of all of the facts and their legal bearing would be willing to accept and pay full value for the same and a prudent lender would be willing to lend against it as collateral without discount for title matters; (3) entitles Belco or its Subsidiaries to receive not less than the interest set forth in the Belco Reserve Report or the Internal Reserve Report with respect to each proved property evaluated therein under the caption "Net Revenue Interest" or "NRI" without reduction during the life of such property except as stated in the Belco Reserve Report or the Internal Reserve Report; (4) obligates Belco and its Subsidiaries to pay costs and expenses relating to each such proved property in an amount not greater than the interest set forth under the caption "Working Interest" or "WI" in the Belco Reserve Report or the Internal Reserve Report with respect to such property without increase over the life of such property except as shown on the Belco Reserve Report or the Internal Reserve Report; and (5) does not restrict the ability of Belco or its Subsidiaries to utilize the properties as currently intended.

         Section 4.11 Litigation. Except as disclosed in the Belco SEC Reports filed and publicly available prior to the date of this Agreement or Section 4.11 of the Belco Disclosure Schedule and for matters that would not have a Belco Material Adverse Effect, there is no suit, claim, arbitration, action, proceeding, investigation or review pending or, to Belco's knowledge, threatened against Belco or any Subsidiaries of Belco. Neither Belco nor any of its Subsidiaries has been permanently or temporarily enjoined by any order, judgment or decree of any court or any other Governmental Authority from engaging in or continuing any conduct or practice in connection with the business, assets or properties of Belco or such Subsidiary nor, to the knowledge of Belco, is Belco or any Subsidiary of Belco under investigation by any Governmental Authority. Except as disclosed in the Belco SEC Reports filed and publicly available prior to the date of this Agreement or Section 4.11 of the Belco Disclosure Schedule, there is not in existence any order, judgment, injunction, award, stipulation or decree of any court or other tribunal or other agency or by arbitration enjoining or requiring Belco or any of its Subsidiaries to take any action of any kind with respect to its business, assets or properties. Notwithstanding the foregoing, no representation or warranty in this Section 4.11 is made with respect to Environmental Laws, which are covered exclusively by the provisions set forth in Section 4.13.

         Section 4.12 Employee Benefit Plans; ERISA.

                  (a) Section 4.12(a) of the Belco Disclosure Schedule contains a true and complete list of the employee benefit plans or arrangements of any type (including but not limited to plans described in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), sponsored, maintained or contributed to by Belco or any trade or business, whether or not incorporated, which together with Belco would be deemed a "single employer" within the meaning of Section 414(b), (c) or (m) of the Code or section 4001(b)(1) of ERISA (a "Belco ERISA Affiliate") within six years prior to the Effective Time ("Belco Benefit Plans"). Copies of all Belco Benefit Plans (including all amendments and related trusts, insurance policies and similar funding vehicles), summary plan descriptions, determination letters, and most recent Form 5500's have been provided or made available to Westport.

                  (b) With respect to each Belco Benefit Plan, except as set forth in Section 4.12(b) of the Belco Disclosure Schedule: (i) if intended to qualify under section 401(a) or 401(k) of the Code, such plan satisfies the requirements of such sections, has received a favorable determination letter from the Internal Revenue Service with respect to its qualification, and its related trust has been determined to be exempt from tax under section 501(a) of the Code and, to the knowledge of Belco, nothing has occurred since the date of such letter to adversely affect such qualification or exemption; (ii) each such plan has been administered in substantial compliance with its terms and applicable law, except for any noncompliance with respect to any such plan that could not reasonably be expected to result in a Belco Material Adverse Effect; (iii) neither Belco nor any Belco ERISA Affiliate has engaged in, and Belco and each Belco ERISA Affiliate do not have any knowledge of any Person that has engaged in, any transaction or acted or failed to act in any manner that would subject Belco or any Belco ERISA Affiliate to any liability for a breach of fiduciary duty under ERISA that could reasonably be expected to result in a Belco Material Adverse Effect; (iv) no disputes are pending or, to the knowledge of Belco or any Belco ERISA Affiliate, threatened; (v) neither Belco nor any Belco ERISA Affiliate has engaged in, and Belco and each Belco ERISA Affiliate do not have any knowledge of any Person that has engaged in, any transaction in violation of Section 406(a) or (b) of ERISA or Section 4975 of the Code for which no exemption exists under Section 408 of ERISA or Section 4975(c) of the Code or Section 4975(d) of the Code that could reasonably be expected to result in a Belco Material Adverse Effect; (vi) there have been no "reportable events" within the meaning of
Section 4043 of ERISA for which the 30 day notice requirement of ERISA has not been waived by the Pension Benefit Guaranty Corporation (the "PBGC"); (vii) all contributions due have been made on a timely basis (within, where applicable, the time limit established under section 302 of ERISA or Code section 412);
(viii) no notice of intent to terminate such plan has been given under section 4041 of ERISA and no proceeding has been instituted under section 4042 of ERISA to terminate such plan; and (ix) except for defined benefit plans (if applicable), such plan may be terminated on a prospective basis without any continuing liability for benefits other than benefits accrued to the date of such termination. All contributions made or required to be made under any Belco Benefit Plan meet the requirements for deductibility under the Code, and all contributions which are required and which have not been made have been properly recorded on the books of Belco or a Belco ERISA Affiliate.

                  (c) No Belco Benefit Plan is a "multi-employer plan" (as defined in section 4001(a)(3) of ERISA) or a "multiple employer plan" (within the meaning of section 413(c) of the Code). No event has occurred with respect to Belco or a Belco ERISA Affiliate in connection with which Belco could be subject to any liability, lien or encumbrance with respect to any Belco Benefit Plan or any employee benefit plan described in section 3(3) of ERISA maintained, sponsored or contributed to by a Belco ERISA Affiliate under ERISA or the Code.

                  (d) Except as set forth in Section 4.12(d) of the Belco Disclosure Schedule, no employees of Belco or any of its Subsidiaries are covered by any severance or retention plan or similar arrangement.

         Section 4.13 Environmental Liability. Except as set forth in Section
4.13 of the Belco Disclosure Schedule:

                  (a) The businesses of Belco and its Subsidiaries have been and are operated in material compliance with all federal, state and local environmental protection, health and safety or similar laws, statutes, ordinances, restrictions, licenses, rules, regulations, permit conditions and legal requirements, including without limitation the Federal Clean Water Act, Oil Pollution Act, Safe Drinking Water Act, Resource Conservation & Recovery Act, Clean Air Act, Outer Continental Shelf Lands Act, Comprehensive Environmental Response, Compensation and

Liability Act, and Emergency Planning and Community Right to Know Act, each as amended and currently in effect (together, "Environmental Laws").

                  (b) Neither Belco nor any of its Subsidiaries has caused or allowed the generation, treatment, manufacture, processing, distribution, use, storage, discharge, release, disposal, transport or handling of any chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum, petroleum products or any substance regulated under any Environmental Law ("Hazardous Substances") at any of its properties or facilities, except in material compliance with all Environmental Laws, and, to Belco's knowledge, no generation, manufacture, processing, distribution, use, treatment, handling, storage, discharge, release, disposal, transport or handling of any Hazardous Substances has occurred at any property or facility owned, leased or operated by Belco or any of its Subsidiaries except in material compliance with all Environmental Laws.

                  (c) Neither Belco nor any of its Subsidiaries has received any written notice from any Governmental Authority or third party or, to the knowledge of Belco, any other communication alleging or concerning any material violation by Belco or any of its Subsidiaries of, or responsibility or liability of Belco or any of its Subsidiaries under, any Environmental Law. There are no pending, or to the knowledge of Belco, threatened, claims, suits, actions, proceedings or investigations with respect to the businesses or operations of Belco or any of its Subsidiaries alleging or concerning any material violation of or responsibility or liability under any Environmental Law that, if adversely determined, could reasonably be expected to have a Belco Material Adverse Effect, nor does Belco have any knowledge of any fact or condition that could give rise to such a claim, suit, action, proceeding or investigation.

                  (d) Belco and its Subsidiaries are in possession of all material approvals, permits, licenses, registrations and similar type authorizations from all Governmental Authorities under all Environmental Laws with respect to the operation of the businesses of Belco and its Subsidiaries; there are no pending or, to the knowledge of Belco, threatened, actions, proceedings or investigations seeking to modify, revoke or deny renewal of any of such approvals, permits, licenses, registrations and authorizations; and Belco does not have knowledge of any fact or condition that is reasonably likely to give rise to any action, proceeding or investigation to modify, revoke or deny renewal of any of such approvals, permits, licenses, registrations and authorizations.

                  (e) Without in any way limiting the generality of the foregoing, to the knowledge of Belco, (i) all offsite locations where Belco or any of its Subsidiaries has transported, released, discharged, stored, disposed or arranged for the disposal of pollutants, contaminants, hazardous wastes or toxic substances are licensed disposal sites as required by law, (ii) all underground storage tanks, and the operating status, capacity and contents of such tanks, located on any property owned, leased or operated by Belco or any of its Subsidiaries are identified in Section 4.13 of the Belco Disclosure Schedule and (iii) no polychlorinated biphenyls ("PCBs") or PCB-containing items are used or stored at any property owned, leased or operated by Belco or any of its Subsidiaries except in compliance with Environmental Laws.

                  (f) There has been no discharge, release or disposal at any of the properties owned or operated by Belco, its Subsidiaries, or a predecessor in interest, or to the knowledge of

Belco, at any disposal or treatment facility which received Hazardous Substances generated by Belco, its Subsidiaries, or any predecessor in interest which could reasonably be expected to result in liabilities that have a Belco Material Adverse Effect.

                  (g) To Belco's knowledge, no pending claims have been asserted or threatened to be asserted against Belco or its Subsidiaries for any personal injury (including wrongful death) or property damage (real or personal) arising out of exposure to Hazardous Substances used, handled, generated, transported or disposed by Belco or its Subsidiaries at property owned or operated by Belco or its Subsidiaries, except as could not reasonably be expected to result in liabilities that have a Belco Material Adverse Effect.

         Section 4.14 Compliance with Applicable Laws. Neither Belco nor any of its Subsidiaries has received any written notice from any Governmental Authority that any such business has been or is being conducted in violation of or default with respect to any applicable federal, state, local or foreign statute, law, rule, order, decree or regulation, including, without limitation, any filing or reporting requirement thereunder with respect to the conduct of its business, or the ownership or operation of its business, except for violations or defaults which, individually or in the aggregate, would not reasonably be expected to result in a Belco Material Adverse Effect; provided, however, notwithstanding the foregoing, no representation or warranty in this Section 4.14 is made with respect to Environmental Laws, which are covered exclusively by the provisions set forth in Section 4.13.

         Section 4.15 Insurance. Section 4.15 of the Belco Disclosure Schedule lists each of the insurance policies relating to Belco or its Subsidiaries which are currently in effect. Belco has made available to Westport a true and correct copy of each such policy or the binder therefor. With respect to each such insurance policy or binder, none of Belco or any of its Subsidiaries is in breach or default thereunder (including with respect to the payment of premiums or the giving of notices), and to Belco's knowledge there has not been any occurrence or any event which (with notice or the lapse of time or both) would constitute such a breach or default or permit termination, modification or acceleration under the policy, except for such breaches or defaults which, individually or in the aggregate, would not reasonably be expected to result in a Belco Material Adverse Effect. Section 4.15 of the Belco Disclosure Schedule describes any self-insurance arrangements affecting Belco or its Subsidiaries. The insurance policies listed in Section 4.15 of the Belco Disclosure Schedule include all policies which are required in connection with the operation of the businesses of Belco and its Subsidiaries as currently conducted by applicable laws and all agreements relating to Belco and its Subsidiaries.

         Section 4.16 Labor Matters; Employees.

                  (a) Except as set forth in Section 4.16(a) of the Belco Disclosure Schedule, (i) there is no labor strike, dispute, slowdown, work stoppage or lockout actually pending or, to the knowledge of Belco, threatened against or affecting Belco or any of its Subsidiaries and, during the past five years, there has not been any such action, (ii) none of Belco or any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Belco or any of its Subsidiaries, (iii) none of the employees of Belco or any of its Subsidiaries are represented by any labor organization and none of Belco or any of its Subsidiaries have any knowledge of any current union organizing activities among the employees of Belco or any of its Subsidiaries nor does any question concerning representation exist concerning such employees,
(iv) Belco and its Subsidiaries have each at all times been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation, (v) there is no unfair labor practice charge or complaint against any of Belco or any of its Subsidiaries pending or, to the knowledge of Belco, threatened before the National Labor Relations Board or any similar state or foreign agency, (vi) there is no grievance or arbitration proceeding arising out of any collective bargaining agreement or other grievance procedure relating to Belco or any of its Subsidiaries, (vii) neither the Occupational Safety and Health Administration nor any corresponding state agency has threatened to file any citation, and there are no pending citations, relating to Belco or any of its Subsidiaries, and (viii) there is no employee or governmental claim or investigation, including any charges to the Equal Employment Opportunity Commission or state employment practice agency, investigations regarding Fair Labor Standards Act compliance, audits by the Office of Federal Contractor Compliance Programs, sexual harassment complaints or demand letters or threatened claims.

                  (b) Since the enactment of the Worker Adjustment and Retraining Notification Act of 1988 ("WARN Act"), none of Belco or any of its Subsidiaries has effectuated (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of Belco or any of its Subsidiaries, or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of Belco or any of its Subsidiaries, nor has Belco or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law, in each case that could reasonably be expected to have a Belco Material Adverse Effect.

         Section 4.17 Reserve Reports.

                  (a) All information (including, without limitation, the statement of the percentage of reserves from the oil and gas wells and other interests evaluated therein to which Belco or its Subsidiaries are entitled and the percentage of the costs and expenses related to such wells or interests to be borne by Belco or its Subsidiaries) set forth in the internal reserve report prepared by Belco and issued on February 21, 2001 concerning the proved Oil and Gas Interests of Belco and its Subsidiaries as of December 31, 2000 (the "Internal Reserve Report") was, as of the date of such report and is, as of the date of this Agreement, true and correct in all material respects and Belco has no knowledge of any material errors in such information that existed at or subsequent to the time of such issuance. Miller and Lents, Ltd. audited the Internal Reserve Report with respect to 84% of Belco's proved reserves and a true and correct copy of such audit dated as of December 31, 2000 has been provided to Westport (the "Belco Reserve Report"). For purposes of this Agreement "Oil and Gas Interests" means direct and indirect interests in and rights with respect to oil, gas, mineral, coalbed methane and related properties and assets of any kind and nature, direct or indirect, including working, leasehold and mineral interests and operating rights and royalties, overriding royalties, production payments, net profit interests and other non-working interests and non-operating interests; all interests in rights with respect to oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbons (collectively, "Hydrocarbons") and other minerals or revenues therefrom, all contracts in connection therewith and claims and rights thereto (including all oil and gas leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements, and in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations, and concessions; all easements, rights of way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; and all interests in equipment and machinery (including wells, well equipment and machinery), oil and gas production, gathering, transmission, treating, processing, and storage facilities (including tanks, tank batteries, pipelines, and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries, and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing. Except for changes generally affecting the oil and gas industry (including changes in commodity prices), there has been no change in respect of the matters addressed in the Internal Reserve Report that would have a Belco Material Adverse Effect.

                  (b) Set forth in Section 4.17(b) of the Belco Disclosure
Schedule is a list of all material Oil and Gas Interests that were included in the Internal Reserve Report that have been disposed of prior to the date of this Agreement.

                  (c) Except as set forth in Section 4.17(c)of the Belco Disclosure Schedule, the Belco Reserve Report or the Internal Reserve Report, the Oil and Gas Interests of Belco and its Subsidiaries are not limited in any material respect by terms fixed by a certain number of years (other than primary terms under oil and gas leases) or by provisions applicable to the Oil and Gas Interests of Belco and its Subsidiaries which increase the royalty, overriding royalty interest, net profits interest, or similar lease burdens.

         Section 4.18 Permits. Immediately prior to the Effective Time and except for Customary Post-Closing Consents, Belco or its Subsidiaries will hold all of the permits, licenses, certificates, consents, approvals, entitlements, plans, surveys, relocation plans, environmental impact reports and other authorizations of Governmental Authorities ("Permits") required or necessary to construct, own, operate, use and/or maintain their properties and conduct their operations as presently conducted, except for such Permits, the lack of which, individually or in the aggregate, would not have a Belco Material Adverse Effect; provided, however, that notwithstanding the foregoing, no representation or warranty in this Section 4.18 is made with respect to Permits issued pursuant to Environmental Laws, which are covered exclusively by the provisions set forth in Section 4.13.

         Section 4.19 Material Contracts.

                  (a) Set forth in Section 4.19(a) of the Belco Disclosure
Schedule is a list of each contract, lease, indenture, agreement, arrangement or understanding to which Belco or any of its Subsidiaries is subject that is of a type that would be required to be included as an exhibit to a Form S-1 Registration Statement pursuant to the rules and regulations of the SEC if such a registration statement was filed by Belco on the date hereof and no previous filings had been made (collectively, the "Belco Material Contracts").

                  (b) Except as set forth in Section 4.19(a) or 4.19(b) of the Belco Disclosure Schedule, the Oil and Gas Interests of Belco and its Subsidiaries are not subject to (i) any instrument or agreement evidencing or related to indebtedness for borrowed money, whether directly or indirectly, or
(ii) any agreement not entered into in the ordinary course of business in which the amount involved is in excess of $1,500,000. Except for such matters that, individually or in the aggregate, would not be reasonably expected to have a Belco Material Adverse Effect, with respect to Belco Material Contracts, (A) all Belco Material Contracts are in full force and effect and are the valid and legally binding obligations of Belco or its Subsidiaries, as the case may be, and are enforceable in accordance with their respective terms subject to the Enforceability Exception; (B) Belco is not in material breach or default (nor does there exist any condition which upon the passage of time or the giving of notice or both would reasonably be expected to cause such a breach or default) with respect to, and to the knowledge of Belco, no other party to any Belco Material Contract is in material breach or default with respect to, its obligations thereunder, including with respect to payments or otherwise; (C) no party to any Belco Material Contract has given written notice of any action to terminate, cancel, rescind or procure a judicial reformation thereof; and (D) no Belco Material Contract contains any provision that prevents Belco or any of its Subsidiaries from owning, managing and operating the Oil and Gas Interests of Belco and its Subsidiaries in accordance with historical practices.

                  (c) As of the date of this Agreement, except as set forth in the Belco Reserve Report or the Internal Reserve Report or as set forth on
Schedule 4.19(c) of the Belco Disclosure Schedule, with respect to authorizations for expenditure executed on or after March 31, 2001, (i) there are no material outstanding calls for payments that are due or that Belco or its Subsidiaries are committed to make that have not been made; (ii) there are no material operations with respect to which Belco or its Subsidiaries have become a non-consenting party; and (iii) there are no commitments for the material expenditure of funds for drilling or other capital projects other than projects with respect to which the operator is not required under the applicable operating agreement to seek consent.

         Section 4.20 Required Stockholder Vote or Consent. The only vote of the holders of any class or series of Belco's capital stock that is necessary to consummate the Merger and the other transactions contemplated by this Agreement is the approval by the holders of a majority of the outstanding shares of Belco Common Stock, on the applicable record date, of (i) this Agreement, which contemplated transactions include, among others, the amendment of the Belco articles of incorporation in the form set forth on Exhibit 2.1 hereto and the appointment of the persons to Belco's board of directors as set forth in Exhibit
2.3 hereto, and (ii) the increase in the number of shares of Belco Common Stock approved for issuance under the Westport 2000 Stock Incentive Plan (the "Belco Stockholders' Approval"). No other vote of the stockholders of Belco is required by applicable law, the articles of incorporation or bylaws of Belco or otherwise in order for Belco to consummate the Merger and the transactions contemplated hereby.

         Section 4.21 Proxy Statement/Prospectus; Registration Statement. None of the information to be supplied by Belco for inclusion in (a) the joint proxy statement relating to the Belco Special Meeting and the Westport Special Meeting (in each case, as defined below) (also constituting the prospectus in respect of Belco Common Stock into which shares of Westport Common Stock will be converted) (the "Proxy Statement/Prospectus"), to be filed by Belco and Westport with the SEC, and any amendments or supplements thereto, or (b) the Registration

Statement on Form S-4 (the "Registration Statement") to be filed by Belco with the SEC in connection with the Merger, and any amendments or supplements thereto, will, at the respective times such documents are filed, and, in the case of the Proxy Statement/Prospectus, at the time the Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to stockholders of Belco, at the time such stockholders vote or consent on approval of this Agreement and at the Effective Time, and, in the case of the Registration Statement, when it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

         Section 4.22 Intellectual Property. Belco or its Subsidiaries own, or are licensed or otherwise have the right to use, all patents, patent rights, trademarks, rights, trade names, trade name rights, service marks, service mark rights, copyrights, technology, know-how, processes, seismic license or software agreements and other proprietary intellectual property rights and computer programs ("Intellectual Property") currently used in the conduct of the business of Belco and its Subsidiaries, except where the failure to so own or otherwise have the right to use such intellectual property would not, individually or in the aggregate, be reasonably expected to have a Belco Material Adverse Effect. No Person has notified either Belco or any of its Subsidiaries in writing that their use of the Intellectual Property infringes on the rights of any Person, subject to such claims and infringements as do not, individually or in the aggregate, give rise to any liability on the part of Belco and its Subsidiaries that could have a Belco Material Adverse Effect, and, to Belco's knowledge, no Person is infringing on any right of Belco or any of its Subsidiaries with respect to any such Intellectual Property. No claims are pending or, to Belco's knowledge, threatened that Belco or any of its Subsidiaries is infringing the rights of any Person with regard to any Intellectual Property.

         Section 4.23 Hedging; Derivatives. As of the date of this Agreement,
Section 4.23 of the Belco Disclosure Schedule sets forth for the periods shown obligations of Belco and each of its Subsidiaries for the delivery of Hydrocarbons attributable to any of the properties of Belco or any of its Subsidiaries in the future on account of prepayment, advance payment, take-or-pay or similar obligations without then or thereafter being entitled to receive full value therefor. Except as set forth in Section 4.23 of the Belco Disclosure Schedule, as of the date of this Agreement, neither Belco nor any of its Subsidiaries is bound by futures, hedge, swap, collar, put, call, floor, cap, option, interest rate swap or other contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, or securities.

         Section 4.24 Brokers. No broker, finder or investment banker (other than Petrie Parkman & Co., Inc., the fees and expenses of which will be paid by Belco) is entitled to any brokerage, finder's fee or other fee or commission payable by Belco or any of its Subsidiaries in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Belco or any of its Subsidiaries. True and correct copies of all agreements and engagement letters currently in effect with Petrie Parkman & Co., Inc. (the "Belco Engagement Letter") have been provided to Westport.

         Section 4.25 Tax-Free Reorganization. To its knowledge, after consulting with its Tax counsel, neither Belco nor any of its affiliates has taken or agreed to take any action that could reasonably be expected to prevent the Merger from constituting a transaction qualifying as a reorganization under section 368(a) of the Code.

         Section 4.26 Fairness Opinion. The Board of Directors of Belco has received a written opinion from Petrie Parkman & Co., Inc. dated the date of this Agreement to the effect that, as of the date of such opinion, the Belco Common Stock Exchange Ratio is fair to the holders of Belco Common Stock from a financial point of view. A true and complete copy of such opinion has been given to Westport.

         Section 4.27 Takeover Laws. Belco and the Board of Directors of Belco have each taken all action required to be taken by it in order to exempt this Agreement, and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any "moratorium," "control share," "fair price," "affiliate transaction," "business combination" or other antitakeover laws and regulations the State of Nevada. The bylaws of Belco have been amended so that Belco is not subject to the Nevada Control Share Act.

         Section 4.28 No Existing Discussions. As of the date of this Agreement, Belco has ceased, and has instructed its directors, officers, financial advisors, representatives, employees and agents to cease, all direct and indirect discussions and negotiations with any other party that were ongoing immediately prior to the date hereof with respect to an Acquisition Proposal (as defined in Section 7.2).

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                                   OF WESTPORT

         Westport represents and warrants to Belco that the statements contained in this Article V are true and correct, except as specifically set forth herein or in the disclosure schedule delivered by Westport to Belco on the date of this Agreement (the "Westport Disclosure Schedule"). The Westport Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered sections contained in this Agreement. Westport represents and warrants to Belco as follows:

         Section 5.1 Organization and Qualification.

                  (a) Westport is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business as a foreign corporation and is in good standing in the jurisdictions set forth in Section 5.1(a) of the Westport Disclosure Schedule, which include each jurisdiction in which the character of Westport's properties or the nature of its business makes such qualification necessary, except where the failure to be so qualified or in good standing would not result in a Westport Material Adverse Effect (as defined below). Westport has all requisite corporate or other power and authority to own, use or lease its properties and to carry on its business as it is now being conducted.

Westport has made available to Belco a complete and correct copy of its certificate of incorporation and bylaws, each as amended to date, and Westport's certificate of incorporation and bylaws as so delivered are in full force and effect. Westport is not in default in any respect in the performance, observation or fulfillment of any provision of its certificate of incorporation or bylaws.

                  (b) Section 5.1(b) of the Westport Disclosure Schedule lists the name and jurisdiction of organization of each Subsidiary of Westport and the jurisdictions in which each such Subsidiary is qualified or holds licenses to do business as a foreign corporation or other organization as of the date hereof. Each of Westport's Subsidiaries that is a corporation has been duly organized, is validly existing and in good standing under the laws of its jurisdiction of incorporation, is duly qualified to do business as a foreign corporation and is in good standing in the jurisdictions listed in Section 5.1(b) of the Westport Disclosure Schedule, which includes each jurisdiction in which the character of such Subsidiary's properties or the nature of its business makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not result in a Westport Material Adverse Effect. Each of Westport's Subsidiaries that is not a corporation has been duly organized, is validly existing and in good standing under the laws of its jurisdiction of organization, is duly qualified to do business as a foreign entity and is in good standing in the jurisdictions listed in Section 5.1(b) of the Westport Disclosure Schedule, which includes each jurisdiction in which the character of such Subsidiary's properties or the nature of its business makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not result in a Westport Material Adverse Effect. Each of Westport's Subsidiaries has the requisite corporate or other power and authority to own, use or lease its properties and to carry on its business as it is now being conducted and as it is now proposed to be conducted. Westport has made available to Belco a complete and correct copy of the certificate of incorporation and bylaws (or similar organizational documents) of each of Westport's Subsidiaries, each as amended to date, and the certificate of incorporation and bylaws (or similar organizational documents) as so delivered are in full force and effect. No Subsidiary of Westport is in default in any respect in the performance, observation or fulfillment of any provision of its certificate of incorporation or bylaws (or similar organizational documents). Other than Westport's Subsidiaries or as set forth in Section 5.1(b) of the Westport Disclosure Schedule, Westport does not beneficially own or control, directly or indirectly, 5% or more of any class of equity or similar securities of any Person.

                  (c) For purposes of this Agreement, a "Westport Material Adverse Effect" shall mean any change, effect, event, occurrence or state of facts that is or could reasonably be expected to be materially adverse to the condition (financial or otherwise), business, properties or results of operations of Westport and its Subsidiaries, taken as a whole or that could reasonably be expected to materially impair the ability of Westport to perform its obligations under this Agreement or to consummate the Merger; provided that none of the following, alone or in combination, shall constitute a Westport Material Adverse Effect or be considered in determining whether a Westport Material Adverse Effect has occurred or will occur: any change, effect, event, occurrence, state of facts or development arising out of, resulting from or relating to (x) the economy in general, (y) the oil and gas exploration and production industry in general (including, without limitation, changes in commodity prices, general market prices and regulatory changes) or (z) the transactions contemplated by this Agreement or the announcement thereof.

         Section 5.2 Capitalization.

                  (a) The authorized capital stock of Westport consists of 70,000,000 shares of Westport Common Stock, and 5,000,000 shares of preferred stock of Westport, par value $0.01 per share. As of the date of this Agreement,
(i) 38,462,591 shares of Westport Common Stock were issued and outstanding of which 26,550 shares are shares of restricted stock subject to forfeiture provisions, (ii) no shares of preferred stock outstanding and (iii) stock options to acquire 2,218,238 shares of Westport Common Stock were outstanding under all stock option plans and agreements of Westport and its Subsidiaries. All of the outstanding shares of Westport Common Stock are validly issued, fully paid and nonassessable, and free of preemptive rights. Except as set forth above, and other than this Agreement, there are no outstanding subscriptions, options, rights, warrants, convertible securities, stock appreciation rights, phantom equity, or other agreements or commitments obligating Westport to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock of any class or the capital stock of any Subsidiary or to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity other than guarantees of bank obligations of Subsidiaries entered into in the ordinary course of business or obligating Westport to grant, extend, accelerate the vesting of or enter into or make payment with respect to any such subscription, option, right, warrant, convertible security, stock appreciation right, phantom equity or other such commitment or agreement. To the knowledge of Westport, there are no voting trusts, proxies or other voting agreements or understandings with respect to the shares of capital stock of Westport, other than (i) the Voting Agreements and (ii) that certain Shareholders Agreement dated as of March 9, 2000, by and among Westport and certain other parties.

                  (b) Except as set forth on Section 5.2(b) of the Westport Disclosure Schedule, Westport is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock of each Westport Subsidiary, there are no irrevocable proxies with respect to any such shares, and no equity securities of any Westport Subsidiary are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of any capital stock of any Westport Subsidiary, and there are no contracts, commitments, understandings or arrangements by which Westport or any Westport Subsidiary is or may be bound to issue additional shares of capital stock of any Westport Subsidiary or securities convertible into or exchangeable or exercisable for any such shares or obligating any Westport Subsidiary to grant, extend, accelerate the vesting of or enter into or make payment with respect to any subscription, option, right, warrant, convertible security, stock appreciation right, phantom equity or other such commitment or agreement. Except as set forth in Section 5.2(b) of the Westport Disclosure Schedule, all of such shares so owned by Westport are validly issued, fully paid and nonassessable and are owned by it free and clear of all Liens.

         Section 5.3 Authority. Westport has all requisite corporate power and authority to execute and deliver this Agreement and, subject to Westport obtaining the Westport

Stockholders' Approval as contemplated by Section 7.11, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by Westport's Board of Directors, and no other corporate proceedings on the part of Westport are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than obtaining the Westport Stockholders' Approval as contemplated by Section 7.11 hereof. This Agreement has been duly and validly executed and delivered by Westport, and, assuming the due authorization, execution and delivery hereof by the other parties hereto, constitutes a valid and binding obligation of Westport enforceable against Westport in accordance with its terms, subject to the Enforceability Exception. A copy of the resolutions adopted by Westport's Board of Directors approving this Agreement and the Merger is contained in Section 5.3 of the Westport Disclosure Schedule.

         Section 5.4 Consents and Approvals; No Violation. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance by Westport of its obligations hereunder will not:

                  (a) subject to obtaining the Westport Stockholders' Approval as contemplated by Section 7.11 hereof, conflict with any provision of the certificate of incorporation or bylaws of Westport or the certificates of incorporation or bylaws (or other similar organizational documents) of any of its Subsidiaries;

                  (b) subject to obtaining the Westport Stockholders' Approval as contemplated by Section 7.11 hereof, require any consent, waiver, approval, order, authorization or permit of, or registration, filing with or notification to, any Governmental Authority, except for (i) applicable requirements of the HSR Act, (ii) the filing of the Nevada Articles of Merger with the Nevada Secretary of State and the Delaware Certificate of Merger with the Delaware Secretary of State, (iii) the filing of the Proxy Statement/Prospectus with the SEC in accordance with the Securities Act and the Exchange Act, (iv) such consents, approvals, orders, authorizations and regulations, declarations and filings as may be required under applicable state securities or blue sky laws,
(v) Customary Post-Closing Consents and (vi) approvals and registrations that, if not obtained or made, would not be reasonably expected to have a Westport Material Adverse Effect;

                  (c) except as set forth in Section 5.4(c) of the Westport Disclosure Schedule, result in any violation of or the breach of or constitute a default (with or without notice or lapse of time or both) under, or give rise to any right of termination, forfeiture, cancellation or acceleration, transfer fees or guaranteed payments or a loss of a material benefit under, or require a consent, waiver or approval under any of the terms, conditions or provisions of any Westport Material Contracts (as defined in Section 5.18), except for any such conflicts, violations, breaches, defaults, terminations, cancellations or accelerations that, individually or in the aggregate, would not reasonably be expected to have a Westport Material Adverse Effect. Section 5.4(c) of the Westport Disclosure Schedule sets forth a correct and complete list of the Westport Material Contracts under which consents, waivers or notifications are required prior to the consummation of the transactions contemplated by this Agreement, which have not previously been obtained;

                  (d) conflict with or violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to Westport or any Subsidiary of Westport or any of their properties or assets, except for such conflicts or violations which, individually or in the aggregate, would not result in a Westport Material Adverse Effect;

                  (e) result in the creation of any Lien upon any material properties or assets or on any shares of capital stock of Westport or any of its Subsidiaries under any agreement or instrument to which Westport or any of its Subsidiaries is a party or by which Westport or any of its Subsidiaries or any of their material properties or assets is bound; or

                  (f) result in any holder of any securities of Westport being entitled to appraisal, dissenters' or similar rights.

         Section 5.5 Westport SEC Reports. Westport has timely filed with the SEC, and has heretofore made available (provided that all documents filed by Westport electronically with the SEC and publicly available prior to the date hereof shall be deemed available) to Belco true and complete copies of, each form, registration statement, report, schedule, proxy or information statement and other document (including exhibits and amendments thereto), including without limitation its Annual Reports to Shareholders incorporated by reference in certain of such reports, required to be filed with the SEC since October 19, 2000 under the Securities Act or the Exchange Act (collectively, the "Westport SEC Reports"). As of the respective dates such Westport SEC Reports were filed each of the Westport SEC Reports, including, without limitation, any financial statements or schedules included therein, (a) complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and (b) did not at the time they were filed (or if amended or superceded by a filing prior to the date of this Agreement, then as and on the date so amended or superceded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Westport's Subsidiaries is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any forms, reports or other documents with the SEC.

         Section 5.6 Westport Financial Statements. Each of the consolidated financial statements of Westport contained in the Westport SEC Reports (including any related notes and schedules) (the "Westport Financial Statements") have been prepared from, and are in accordance with, the books and records of Westport and its consolidated Subsidiaries, comply in all material respects with the applicable published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto and subject, in the case of quarterly financial statements, to normal and recurring year end adjustments) and fairly present the consolidated financial position of Westport and its Subsidiaries as of the date thereof and the consolidated results of operations and cash flows (and changes in financial position, if any) of Westport and its Subsidiaries for the periods presented therein (subject to normal year end adjustments and the absence of financial footnotes in the case of any unaudited interim financial statements).

         Section 5.7 Absence of Undisclosed Liabilities. Except as disclosed in the Westport SEC Reports filed and publicly available prior to the date of this Agreement or in Section 5.7 of the Westport Disclosure Schedule, neither Westport nor any of its Subsidiaries has incurred any liabilities or obligations of any nature (contingent or otherwise) that, individually or in the aggregate, would reasonably be likely to have a Westport Material Adverse Effect.

         Section 5.8 Absence of Certain Changes. Except as disclosed in the Westport SEC Reports filed and publicly available prior to the date of this Agreement, as set forth in Section 5.8 of the Westport Disclosure Schedule or as contemplated by this Agreement, since December 31, 2000 Westport and its Subsidiaries have conducted their business in all material respects in the ordinary course consistent with past practices and there has not been (a) any change or development, or combination of changes or developments that, individually or in the aggregate, would be reasonably likely to have a Westport Material Adverse Effect, (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Westport, or any repurchase, redemption or other acquisition by Westport or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, Westport or any of its Subsidiaries, (c) any amendment of any term of any outstanding security of Westport or any of its Subsidiaries, (d) any change in any method of accounting or accounting practice by Westport, or any of its Subsidiaries, except for any such change required by reason of a concurrent change in generally accepted accounting principles or to conform a Subsidiary's accounting policies and practices to those of Westport, (e) any split, combination or reclassification of any of Westport's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Westport's capital stock, (f) any tax election or any settlement of any income tax liability or tax attributes that individually or in the aggregate is reasonably likely to adversely affect the tax liability or tax attributes of Westport or any of its Subsidiaries in any material respect or any settlement or compromise of any material income tax liability, (g) any modification, assignment, termination or relinquishment of rights under any Westport Material Contract by Westport or any of its Subsidiaries other than such modification, assignment, termination or relinquishment in the ordinary course of business consistent with past practice, or (h) any damage, destruction or casualty loss, whether or not covered by insurance, that individually or in the aggregate would be reasonably likely to have a Westport Material Adverse Effect (it being understood that the availability of any insurance coverage shall be taken into account in determining whether such damage, destruction or loss would be reasonably likely to have a Westport Material Adverse Effect).

         Section 5.9 Taxes. Except as otherwise disclosed in Section 5.9 of the Westport Disclosure Schedule and for matters that would not be reasonably likely, individually or in the aggregate, to have a Westport Material Adverse
Effect:

                  (a) Westport and each of its Subsidiaries have timely filed (or have had timely filed on their behalf) or will file or cause to be timely filed, all material Tax Returns required by applicable law to be filed by any of them prior to or as of the Closing Date. All such Tax Returns and amendments thereto are or will be true, complete and correct in all material respects.

                  (b) Westport and each of its Subsidiaries have paid (or have had paid on their behalf), or where payment is not yet due, have established (or have had established on their behalf and for their sole benefit and recourse), or will establish or cause to be established on or before the Closing Date, an adequate accrual for the payment of all material Taxes due with respect to any period ending prior to or as of the Closing Date.

                  (c) No Audit by a Tax Authority is pending or threatened with respect to any Tax Returns filed by, or Taxes due from, Westport or any Subsidiary. No issue has been raised by any Tax Authority in any Audit of Westport or any of its Subsidiaries that if raised with respect to any other period not so audited could be expected to result in a material proposed deficiency for any period not so audited. No material deficiency or adjustment for any Taxes has been threatened, proposed, asserted or assessed against Westport or any of its Subsidiaries. There are no liens for Taxes upon the assets of Westport or any of its Subsidiaries, except liens for current Taxes not yet delinquent.

                  (d) Neither Westport nor any of its Subsidiaries has given or been requested to give any waiver of statutes of limitations relating to the payment of Taxes or have executed powers of attorney with respect to Tax matters, which will be outstanding as of the Closing Date.

                  (e) There are no Tax allocation or sharing agreements or arrangements affecting any of Westport and its Subsidiaries. No payments are due or will become due by any of Westport and its Subsidiaries pursuant to any such agreement or arrangement or any tax indemnification agreement.

                  (f) Neither Westport nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax return (other than a group the common parent of which was Westport) or (ii) has any liability for the Taxes of any Person (other than any of Westport and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

                  (g) Section 5.9(g) of the Westport Disclosure Schedule lists
(i) all Tax Returns filed with respect to Westport for the prior three tax years, (ii) the taxable years of Westport for which the statutes of limitations with respect to Taxes have not expired, and (iii) those years for which examinations have been completed, those years for which examinations are presently being conducted, and those years for which examinations have not yet been initiated.

                  (h) Westport has delivered to Belco complete and correct copies of all Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by Westport for the prior three tax years.

                  (i) None of Westport or any of its Subsidiaries has been or is in material violation of any federal, state, local or foreign tax law or the rules and regulations of any Tax Authority.

                  (j) Neither Westport nor any of its Subsidiaries have entered into any agreement or arrangement with any Tax Authority that requires any of Westport and its Subsidiaries to take any action or to refrain from taking any action.

                  (k) No closing agreement pursuant to section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local, or foreign law has been entered into by or with respect to Westport.

                  (l) No claim has ever been made by a Tax Authority in a jurisdiction where Westport does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

                  (m) The unpaid Taxes of Westport do not exceed the reserve for tax liability (rather than any reserve for deferred taxes established to reflect timing differences between book and tax income) set forth on the face of the Westport Financial Statements (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Westport in filing its Tax Returns.

                  (n) Except as set forth on Section 5.9(n) of the Westport Disclosure Schedule, No election under any of sections 108, 168, 338, 441, 463, 472, 1017, 1033 or 4977 of the Code (or any predecessor provisions) has been made or filed by or with respect to Westport. No consent to the application of section 341(f)(2) of the Code (or any predecessor provision) has been made or filed by or with respect to Westport or any of Westport's assets.

                  (o) Neither Westport nor any of its Subsidiaries will be required to include any amount in income for any taxable period as a result of a change in accounting or pursuant to any agreement with any Tax Authority with respect to any prior taxable period. There is no application pending with any Tax Authority requesting permission for any changes in any accounting method of Westport. The Internal Revenue Service has not proposed any such adjustment or change in accounting method with respect to Westport or any of its Subsidiaries.

                  (p) Westport has not made any payments, and is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that would not be deductible by Westport by reason of either or both of sections 162(m) and 263 of the Code.

                  (q) Except as set forth on Section 5.9(q) of the Westport Disclosure Schedule, Westport will not, as a result of the transactions contemplated by this Agreement, be obligated to make a payment after the Closing Date to an individual that would be a "parachute payment" as defined in section 280G of the Code without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

                  (r) All monies required to be withheld by Westport and paid to any Tax Authority for all Taxes have been collected or withheld and either paid to the respective Tax Authority or set aside in accounts for such purpose.

         Section 5.10 Property.

                  (a) Except for goods and other property sold, used or otherwise disposed of since March 31, 2001 in the ordinary course of business, Westport and its Subsidiaries have Good and Marketable Title (as defined below), for oil and gas purposes, in and to all the proved reserves reflected in the Westport Reserve Report (as defined in Section 5.17) as owned by the Westport and its Subsidiaries, and defensible title for oil and gas purposes to all other properties, interests in properties and assets, real and personal, reflected in the unaudited balance sheet of Westport as of March 31, 2001 (the "Westport Balance Sheet") as owned by Westport and its Subsidiaries, free and clear of any Liens, except: (i) Liens associated with obligations reflected in the Westport Reserve Report or the Westport Balance Sheet; (ii) Liens for current taxes not yet due and payable, (iii) materialman's, mechanic's, repairman's, employee's, contractor's, operator's, and other similar liens, charges or encumbrances arising in the ordinary course of business (A) if they have not been perfected pursuant to law, (B) if perfected, they have not yet become due and payable or payment is being withheld as provided by law, or (C) if their validity is being contested in good faith by appropriate action, (iv) all rights to consent by, required notices to, filings with, or other actions by any Governmental Authority in connection with the sale or conveyance of oil and gas leases or interests if they are customarily obtained subsequent to the sale or conveyance, and (v) such imperfections of title, easements and Liens as would not reasonably be expected to have, individually or in the aggregate, a Westport Material Adverse Effect. All leases and other agreements pursuant to which Westport or any of its Subsidiaries leases or otherwise acquires or obtains operating rights affecting any real or personal property are in good standing, valid and effective and all royalties, rentals and other payments due by Westport to any lessor of any such oil and gas leases have been paid, except in each case, as would not, individually or in the aggregate, reasonably be expected to have a Westport Material Adverse Effect. All major items of operating equipment of Westport and its Subsidiaries are in good operating condition and in a state of reasonable maintenance and repair, ordinary wear and tear excepted, except as would not, individually or in the aggregate, reasonably be expected to have a Westport Material Adverse Effect.

                  (b) The term "Good and Marketable Title" shall, for purposes of this Section 5.10, with respect to Westport and its Subsidiaries, mean such title that: (1) is deducible of record (from the records of the applicable parish or county or (A) in the case of federal leases, from the records of the applicable office of the Minerals Management Service or Bureau of Land Management, (B) in the case of Indian leases, from the applicable office of the Bureau of Indian Affairs, (C) in the case of state leases, from the records of the applicable state land office) or is assignable to Westport or its Subsidiaries out of an interest of record (as so defined) by reason of the performance by Westport or its Subsidiaries of all operations required to earn an enforceable right to such assignment; (2) is free from reasonable doubt to the end that a prudent purchaser engaged in the business of the ownership, development and operation of producing oil and gas properties with knowledge of all of the facts and their legal bearing would be willing to accept and pay full value for the same and a prudent lender would be willing to lend against it as collateral without discount for title matters; (3) entitles Westport or its Subsidiaries to receive not less than the interest set forth in the Westport Reserve Report with respect to each proved property evaluated therein under the caption "Net Revenue Interest" or "NRI" without reduction during the life of such property except as stated in the Westport Reserve Report, (4) obligates Westport and its Subsidiaries to pay costs and expenses relating to each such proved property in an amount not greater than the interest set forth under the caption "Working Interest" or "WI" in the Westport Reserve Report with respect to such property without increase over the life of such property except as shown on the Westport Reserve Report; and (5) does not restrict the ability of Westport or its Subsidiaries to utilize the properties as currently intended.

         Section 5.11 Litigation. Except as disclosed in the Westport SEC Reports filed and publicly available prior to the date of this Agreement or
Section 5.11 of the Westport Disclosure





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

Schedule and for matters that would not have a Westport Material Adverse Effect, there is no suit, claim, arbitration, action, proceeding, investigation or review pending or, to Westport's knowledge, threatened against Westport or any Subsidiaries of Westport. Neither Westport nor any of its Subsidiaries, has been permanently or temporarily enjoined by any order, judgment or decree of any court or any other Governmental Authority from engaging in or continuing any conduct or practice in connection with the business, assets or properties of Westport or such Subsidiary, nor, to the knowledge of Westport, is Westport or any Subsidiary of Westport under investigation by any Governmental Authority. Except as disclosed in the Westport SEC Reports filed and publicly available prior to the date of this Agreement or Section 5.11 of the Westport Disclosure Schedule, there is not in existence any order, judgment, injunction, award, stipulation or decree of any court or other tribunal or other agency or by arbitration enjoining or requiring Westport or any of its Subsidiaries to take any action of any kind with respect to its business, assets or properties. Notwithstanding the foregoing, no representation or warranty in this Section
5.11 is made with respect to Environmental Laws, which are covered exclusively by the provisions set forth in Section 5.13.

         Section 5.12 Employee Benefit Plans; ERISA.

                  (a) Section 5.12(a) of the Westport Disclosure Schedule contains a true and complete list of the employee benefit plans or arrangements of any type (including but not limited to plans described in section 3(3) of ERISA), sponsored, maintained or contributed to by Westport or any trade or business, whether or not incorporated, which together with Westport would be deemed a "single employer" within the meaning of Section 414(b), (c) or (m) of the Code or section 4001(b)(1) of ERISA (a "Westport ERISA Affiliate") within six years prior to the Effective Time ("Westport Benefit Plans"). Copies of all Westport Benefit Plans (including all amendments and related trusts, insurance policies and similar funding vehicles), summary plan descriptions, determination letters, and most recent Form 5500's have been provided or made available to Belco.

                  (b) With respect to each Westport Benefit Plan: (i) if intended to qualify under section 401(a) or 401(k) of the Code, such plan satisfies the requirements of such sections, has received a favorable determination letter from the Internal Revenue Service with respect to its qualification, and its related trust has been determined to be exempt from tax under section 501(a) of the Code and, to the knowledge of Westport, nothing has occurred since the date of such letter to adversely affect such qualification or exemption; (ii) each such plan has been administered in substantial compliance with its terms and applicable law, except for any noncompliance with respect to any such plan that could not reasonably be expected to result in a Westport Material Adverse Effect; (iii) neither Westport nor any Westport ERISA Affiliate has engaged in, and Westport and each Westport ERISA Affiliate do not have any knowledge of any Person that has engaged in, any transaction or acted or failed to act in any manner that would subject Westport or any Westport ERISA Affiliate to any liability for a breach of fiduciary duty under ERISA that could reasonably be expected to result in a Westport Material Adverse Effect; (iv) no disputes are pending, or, to the knowledge of Westport or any Westport ERISA Affiliate, threatened; (v) neither Westport nor any Westport ERISA Affiliate has engaged in, and Westport and each Westport ERISA Affiliate do not have any knowledge of any Person that has engaged in, any transaction in violation of
Section 406(a) or (b) of ERISA or Section 4975 of the Code for which no exemption exists under Section 408 of ERISA or Section 4975(c) of the Code or

Section 4975(d) of the Code that could reasonably be expected to result in a Westport Material Adverse Effect; (vi) there have been no "reportable events" within the meaning of Section 4043 of ERISA for which the 30 day notice requirement of ERISA has not been waived by the PBGC; (vii) all contributions due have been made on a timely basis (within, where applicable, the time limit established under section 302 of ERISA or Code section 412); (viii) no notice of intent to terminate such plan has been given under Section 4041 of ERISA and no proceeding has been instituted under section 4042 of ERISA to terminate such plan; and (ix) except for defined benefit plans (if applicable), such plan may be terminated on a prospective basis without any continuing liability for benefits other than benefits accrued to the date of such termination. All contributions made or required to be made under any Westport Benefit Plan meet the requirements for deductibility under the Code, and all contributions which are required and which have not been made have been properly recorded on the books of Westport or a Westport ERISA Affiliate.

                  (c) No Westport Benefit Plan is a "multi-employer plan" (as defined in section 4001(a)(3) of ERISA) or a "multiple employer plan" (within the meaning of section 413(c) of the Code). No event has occurred with respect to Westport or a Westport ERISA Affiliate in connection with which Westport could be subject to any liability, lien or encumbrance with respect to any Westport Benefit Plan or any employee benefit plan described in Section 3(3) of ERISA maintained, sponsored or contributed to by a Westport ERISA Affiliate under ERISA or the Code.

                  (d) Except as set forth in Section 5.12(d) of the Westport Disclosure Schedule, no employees of Westport or any of its Subsidiaries are covered by any severance or retention plan or similar arrangement.

         Section 5.13 Environmental Liability. Except as set forth in Section
5.13 of the Westport Disclosure Schedule:

                  (a) The businesses of Westport and its Subsidiaries have been and are operated in material compliance with all Environmental Laws.

                  (b) Neither Westport nor any of its Subsidiaries has caused or allowed the generation, treatment, manufacture, processing, distribution, use, storage, discharge, release, disposal, transport or handling of any Hazardous Substances at any of its properties or facilities except in material compliance with all Environmental Laws, and, to Westport's knowledge, no generation, manufacture, processing, distribution, use, treatment, handling, storage, discharge, release, disposal, transport or handling of any Hazardous Substances has occurred at any property or facility owned, leased or operated by Westport or any of its Subsidiaries except in material compliance with all Environmental Laws.

                  (c) Neither Westport nor any of its Subsidiaries has received any written notice from any Governmental Authority or third party or, to the knowledge of Westport, any other communication alleging or concerning any material violation by Westport or any of its Subsidiaries of, or responsibility or liability of Westport or any of its Subsidiaries under, any Environmental Law. There are no pending, or to the knowledge of Westport, threatened, claims, suits, actions, proceedings or investigations with respect to the businesses or operations of

Westport or any of its Subsidiaries alleging or concerning any material violation of or responsibility or liability under any Environmental Law that, if adversely determined, could reasonably be expected to have a Westport Material Adverse Effect, nor does Westport have any knowledge of any fact or condition that could give rise to such a claim, suit, action, proceeding or investigation.

                  (d) Westport and its Subsidiaries are in possession of all material approvals, permits, licenses, registrations and similar type authorizations from all Governmental Authorities under all Environmental Laws with respect to the operation of the businesses of Westport and its Subsidiaries; there are no pending or, to the knowledge of Westport, threatened, actions, proceedings or investigations seeking to modify, revoke or deny renewal of any of such approvals, permits, licenses registrations and authorizations; and Westport does not have knowledge of any fact or condition that is reasonably likely to give rise to any action, proceeding or investigation to modify, revoke or deny renewal of any of such approvals, permits, licenses, registrations and authorizations.

                  (e) Without in any way limiting the generality of the foregoing, to the knowledge of Westport, (i) all offsite locations where Westport or any of its Subsidiaries has transported, released, discharged, stored, disposed or arranged for the disposal of pollutants, contaminants, hazardous wastes or toxic substances are licensed disposal sites as required by law, (ii) all underground storage tanks, and the operating status, capacity and contents of such tanks, located on any property owned, leased or operated by Westport or any of its Subsidiaries are identified in Section 5.13 of the Westport Disclosure Schedule and (iii) no PCBs or PCB-containing items are used or stored at any property owned, leased or operated by Westport or any of its Subsidiaries except in compliance with Environmental Laws.

                  (f) There has been no discharge, release or disposal at any of the properties owned or operated by Westport, its Subsidiaries, or a predecessor in interest, or to the knowledge of Westport, at any disposal or treatment facility which received Hazardous Substances generated by Westport, its Subsidiaries, or any predecessor in interest which could reasonably be expected to result in liabilities that have a Westport Material Adverse Effect.

                  (g) To Westport's knowledge, no pending claims have been asserted or threatened to be asserted against Westport or its Subsidiaries for any personal injury (including wrongful death) or property damage (real or personal) arising out of exposure to Hazardous Substances used, handled, generated, transported or disposed by Westport or its Subsidiaries at property owned or operated by Westport or its Subsidiaries, except as could not reasonably be expected to result in liabilities that have a Westport Material Adverse Effect.

         Section 5.14 Compliance with Applicable Laws. Neither Westport nor any of its Subsidiaries has received any written notice from any Governmental Authority that any such business has been or is being, conducted in violation of or default with respect to any applicable federal, state, local or foreign statute, law, rule, order, decree or regulation, including, without limitation any filing or reporting requirement thereunder with respect to the conduct of its business, or the ownership or operation of its business, except for violations or defaults which, individually or in the aggregate, would not reasonably be expected to result in a Westport Material Adverse Effect; provided, however, notwithstanding the foregoing, no representation or warranty in this Section 5.14 is made with respect to Environmental Laws, which are covered exclusively by the provisions set forth in Section 5.13.

         Section 5.15 Insurance. Section 5.15 of the Westport Disclosure Schedule lists each of the insurance policies relating to Westport or its Subsidiaries which are currently in effect. Westport has made available to Belco a true and correct copy of each such policy or the binder therefor. With respect to each such insurance policy or binder, none of Westport or any of its Subsidiaries is in breach or default thereunder (including with respect to the payment of premiums or the giving of notices), and to Westport's knowledge, there has not been any occurrence or any event which (with notice or the lapse of time or both) would constitute such a breach or default or permit termination, modification or acceleration under the policy, except for such breaches or defaults which, individually or in the aggregate, would not reasonably be expected to result in a Westport Material Adverse Effect. Section
5.15 of the Westport Disclosure Schedule describes any self-insurance arrangements affecting Westport or its Subsidiaries. The insurance policies listed in Section 5.15 of the Westport Disclosure Schedule include all policies which are required in connection with the operation of the businesses of Westport and its Subsidiaries as currently conducted by applicable laws and all agreements relating to Westport and its Subsidiaries.

         Section 5.16 Labor Matters; Employees.

                  (a) Except as set forth in Section 5.16(a) of the Westport Disclosure Schedule, (i) there is no labor strike, dispute, slowdown, work stoppage or lockout actually pending or, to the knowledge of Westport, threatened against or affecting Westport or any of its Subsidiaries and, during the past five years, there has not been any such action, (ii) none of Westport or any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Westport or any of its Subsidiaries, (iii) none of the employees of Westport or any of its Subsidiaries are represented by any labor organization and none of Westport or any of its Subsidiaries have any knowledge of any current union organizing activities among the employees of Westport or any of its Subsidiaries nor does any question concerning representation exist concerning such employees, (iv) Westport and its Subsidiaries have each at all times been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation, (v) there is no unfair labor practice charge or complaint against any of Westport or any of its Subsidiaries pending or, to the knowledge of Westport, threatened before the National Labor Relations Board or any similar state or foreign agency, (vi) there is no grievance or arbitration proceeding arising out of any collective bargaining agreement or other grievance procedure relating to Westport or any of its Subsidiaries, (vii) neither the Occupational Safety and Health Administration nor any corresponding state agency has threatened to file any citation, and there are no pending citations, relating to Westport or any of its Subsidiaries, and (viii) there is no employee or governmental claim or investigation, including any charges to the Equal Employment Opportunity Commission or state employment practice agency, investigations regarding Fair Labor Standards Act compliance, audits by the Office of Federal Contractor Compliance Programs, sexual harassment complaints or demand letters or threatened claims.

                  (b) Except as set forth in Section 5.16(b) of the Westport Disclosure Schedule, since the enactment of the WARN Act, none of Westport or any of its Subsidiaries has effectuated (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of Westport or any of its Subsidiaries, or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of Westport or any of its Subsidiaries, nor has Westport or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law, in each case that could reasonably be expected to have a Westport Material Adverse Effect.

         Section 5.17 Reserve Reports.

                  (a) All information (including, without limitation, the statement of the percentage of reserves from the oil and gas wells and other interests evaluated therein to which Westport or its Subsidiaries are entitled and the percentage of the costs and expenses related to such wells or interests to be borne by Westport or its Subsidiaries) supplied to Netherland, Sewell & Associates, Inc. and Ryder Scott Company Petroleum Engineers by or on behalf of Westport and its Subsidiaries that was material to such firms' estimates of proved oil and gas reserves attributable to the Oil and Gas Interests of Westport and its Subsidiaries in connection with the preparation of the proved oil and gas reserve reports concerning the Oil and Gas Interests of Westport and its Subsidiaries as of December 31, 2000 by such engineering firms (collectively, the "Westport Reserve Report") was (at the time supplied or as modified or amended prior to the issuance of the Westport Reserve Report) true and correct in all material respects and Westport has no knowledge of any material errors in such information that existed at the time of such issuance. Except for changes (including changes in commodity prices) generally affecting the oil and gas industry, there has been no change in respect of the matters addressed in the Westport Reserve Report that would have a Westport Material Adverse Effect.

                  (b) Set forth in Section 5.17(b) of the Westport Disclosure
Schedule is a list of all material Oil and Gas Interests that were included in the Westport Reserve Report that have been disposed of prior to the date of this Agreement.

                  (c) Except as set forth in Section 5.17(c) of the Westport Disclosure Schedule or the Westport Reserve Report, the Oil and Gas Interests of Westport and its Subsidiaries are not limited in any material respect by terms fixed by a certain number of years (other than primary terms under oil and gas leases) or by provisions applicable to the Oil and Gas Interests of Westport and its Subsidiaries which increase the royalty, overriding royalty interest, net profits interest, or similar lease burdens.

         Section 5.18 Material Contracts.

                  (a) Set forth in Section 5.18(a) of the Westport Disclosure
Schedule is a list of each contract, lease, indenture, agreement, arrangement or understanding to which Westport or any of its Subsidiaries is subject that is of a type that would be required to be included as an exhibit to a Form S-1 Registration Statement pursuant to the rules and regulations of the SEC if such a registration statement was filed by Westport on the date hereof and no previous filings had been made (collectively, the "Westport Material Contracts").

                  (b) Except as set forth in Section 5.18(a) or 5.18(b) of the Westport Disclosure Schedule, the Oil and Gas Interests of Westport and its Subsidiaries are not subject to (i) any instrument or agreement evidencing or related to indebtedness for borrowed money, whether directly or indirectly, or
(ii) any agreement not entered into in the ordinary course of business in which the amount involved is in excess of $1,500,000. Except for matters that, individually or in the aggregate, would not be reasonably expected to have a Westport Material Adverse Effect, with respect to the Westport Material Contracts, (A) all Westport Material Contracts are in full force and effect and are the valid and legally binding obligations of Westport or its Subsidiaries, as the case may be, and are enforceable in accordance with their respective terms subject to the Enforceability Exception; (B) Westport is not in material breach or default (nor does there exist any condition which upon the passage of time or the giving of notice or both would reasonably be expected to cause such a breach or default) with respect to, and to the knowledge of Westport, no other party to any Westport Material Contract is in material breach or default with respect to, its obligations thereunder, including with respect to payments or otherwise; (C) no party to any Westport Material Contract has given written notice of any action to terminate, cancel, rescind or procure a judicial reformation thereof; and (D) no Westport Material Contract contains any provision that prevents Westport or any of its Subsidiaries from owning, managing and operating the Oil and Gas Interests of Westport and its Subsidiaries in accordance with historical practices.

                  (c) As of the date of this Agreement, except as set forth in the Westport Reserve Report and except as set forth in Section 5.18(c) of the Westport Disclosure Schedule, with respect to authorizations for expenditure executed on or after March 31, 2001, (i) there are no material outstanding calls for payments that are due or which Westport or its Subsidiaries are committed to make that have not been made; (ii) there are no material operations with respect to which Westport or its Subsidiaries have become a non-consenting party; and
(iii) there are no commitments for the material expenditure of funds for drilling or other capital projects other than projects with respect to which the operator is not required under the applicable operating agreement to seek consent.

         Section 5.19 Permits. Immediately prior to the Effective Time and except for Customary Post-Closing Consents, Westport or its Subsidiaries will hold all of the Permits required or necessary to construct, run, operate, use and/or maintain their properties and conduct their operations as presently conducted, except for such Permits, the lack of which, individually or in the aggregate, would not have a Westport Material Adverse Effect; provided, however, that notwithstanding the foregoing, no representation or warranty in this
Section 5.19 is made with respect to Permits issued pursuant to Environmental Laws, which are covered exclusively by the provisions set forth in Section 5.13.

         Section 5.20 Required Stockholder Vote or Consent. The only vote of the holders of any class or series of Westport's capital stock that is necessary to consummate the Merger and the other transactions contemplated by this Agreement is the approval and adoption of this Agreement by the holders of a majority of the outstanding shares of Westport Common Stock on the applicable record date (the "Westport Stockholders' Approval"). No other vote of the stockholders of Westport is required by applicable law, the certificate of incorporation or bylaws of Westport in order for Westport to consummate the Merger and the transactions contemplated hereby.

         Section 5.21 Proxy Statement/Prospectus; Registration Statement. None of the information to be supplied by Westport for inclusion in (a) the Proxy Statement/Prospectus to be filed by Belco and Westport with the SEC, and any amendments or supplements thereto, or (b) the Registration Statement to be filed by Belco with the SEC in connection with the Merger, and any amendments or supplements thereto, will, at the respective times such documents are filed, and, in the case of the Proxy Statement/Prospectus, at the time the Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to stockholders of Belco and Westport, at the time such stockholders vote on approval of this Agreement and at the Effective Time, and, in the case of the Registration Statement, when it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

         Section 5.22 Intellectual Property. Westport or its Subsidiaries own, or are licensed or otherwise have the right to use, all Intellectual Property currently used in the conduct of the business of Westport and its Subsidiaries, except where the failure to so own or otherwise have the right to use such intellectual property would not, individually or in the aggregate, be reasonably expected to have a Westport Material Adverse Effect. No Person has notified either Westport or any of its Subsidiaries in writing that their use of the Intellectual Property infringes on the rights of any Person, subject to such claims and infringements as do not, individually or in the aggregate, give rise to any liability on the part of Westport and its Subsidiaries that could have a Westport Material Adverse Effect, and, to Westport's knowledge, no Person is infringing on any right of Westport or any of its Subsidiaries with respect to any such Intellectual Property. No claims are pending or, to Westport's knowledge, threatened that Westport or any of its Subsidiaries is infringing the rights of any Person with regard to any Intellectual Property.

         Section 5.23 Hedging; Derivatives. As of the date of this Agreement,
Section 5.23 of the Westport Disclosure Schedule sets forth for the periods shown obligations of Westport and each of its Subsidiaries for the delivery of Hydrocarbons attributable to any of the properties of Westport or any of its Subsidiaries in the future on account of prepayment, advance payment, take-or-pay or similar obligations without then or thereafter being entitled to receive full value therefor. Except as set forth in Section 5.23 of the Westport Disclosure Schedule, as of the date of this Agreement, neither Westport nor any of its Subsidiaries is bound by futures, hedge, swap, collar, put, call, floor, cap, option, interest rate swap or other contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons or securities.

         Section 5.24 Brokers. No broker, finder or investment banker (other than Credit Suisse First Boston Corporation, the fees and expenses of which will be paid by Westport) is entitled to any brokerage, finder's fee or other fee or commission payable by Westport or any of its Subsidiaries in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Westport or any of its Subsidiaries. True and correct copies of all agreements and engagement letters currently in effect with Credit Suisse First Boston Corporation have been provided to Belco.

         Section 5.25 Tax Matters. To its knowledge, after consulting with its Tax counsel, neither Westport nor any of its affiliates has taken or agreed to take any action that could





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

reasonably be expected to prevent the Merger from constituting a transaction qualifying as a reorganization under section 368(a) of the Code.

         Section 5.26 Fairness Opinion. The Board of Directors of Westport has received a written opinion from Credit Suisse First Boston Corporation dated the date of this Agreement to the effect that, as of the date of such opinion, the Belco Common Stock Exchange Ratio is fair to Westport from a financial point of view. A true and complete copy of such opinion has been given to Belco.

         Section 5.27 Takeover Laws. Westport and the Board of Directors of Westport have each taken all action required to be taken by it in order to exempt this Agreement, and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any "moratorium," "control share," "fair price," "affiliate transaction," "business combination" or other antitakeover laws and regulations of the State of Delaware.

                                   ARTICLE VI

                     CONDUCT OF BUSINESS PENDING THE MERGER

         Section 6.1 Conduct of Business by Belco Pending the Merger. From the date hereof until the Effective Time, unless Westport shall otherwise agree in writing, or except as set forth in the Belco Disclosure Schedule or as otherwise contemplated by this Agreement, Belco and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use all reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and key employees, subject to the terms of this Agreement. From the date hereof until the Effective Time, Belco shall provide Westport with any notice required under Section 7.14 and upon request by Westport from time to time Belco shall provide Westport copies of reports generated by Belco in the ordinary course of its business. Except as set forth in the Belco Disclosure Schedule or as otherwise permitted under this Agreement, and without limiting the generality of the preceding sentence, from the date hereof until the Effective Time, without the written consent of Westport (which consent shall not be unreasonably withheld):

                  (a) Neither Belco nor its Subsidiaries will adopt or propose any change to its articles of incorporation or bylaws (or similar organizational documents);

                  (b) Belco will not, and will not permit any of its Subsidiaries to (i) declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of Belco or its Subsidiaries (except for normal quarterly dividends on the Belco Preferred Stock and intercompany dividends from direct or indirect wholly-owned subsidiaries), (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to such party;

                  (c) Belco will not, and will not permit any of its Subsidiaries to, merge or consolidate with any other Person or acquire assets of, or an equity interest in, any other Person, or enter a new line of business or commence business operations outside of its existing area of operations;

                  (d) Except as set forth in Section 6.1(d) of the Belco Disclosure Schedule, Belco will not, and will not permit any of its Subsidiaries to, sell, lease, license or otherwise surrender, relinquish or dispose of any assets or properties (other than among Belco and its direct and indirect wholly-owned Subsidiaries) with an aggregate fair market value exceeding $5.0 million (other than sales of Hydrocarbons in the ordinary course of business);

                  (e) Belco will not settle or compromise any material Audit, make or change any material Tax election or file any materially amended Tax Return;

                  (f) Except as otherwise permitted by this Agreement, Belco will not issue any securities (whether through the issuance or granting of options, warrants, rights or otherwise and except pursuant to existing obligations disclosed in the Belco SEC Reports filed and publicly available prior to the date of this Agreement or the Belco Disclosure Schedule), enter into any amendment of any term of any outstanding security of Belco or of any of its Subsidiaries;

                  (g) Belco will not, and will not permit any of its Subsidiaries to, enter into any settlement or consent with respect to any pending litigation other than settlements in the ordinary course of business;

                  (h) Neither Belco nor any of its Subsidiaries shall incur, assume, guarantee or prepay any indebtedness for borrowed money, other than (i) under Belco's existing credit facility in the ordinary course of business or
(ii) intercompany indebtedness between Belco and any of its wholly-owned Subsidiaries or between such wholly-owned Subsidiaries; provided that with respect to any borrowings under Belco's existing credit facility, Belco may borrow up to $150 million (the "Permitted Amount") without the consent of Westport, and once Belco has borrowed the Permitted Amount under its existing credit facility, Belco shall consult with Westport prior to each additional borrowing under such facility of an increment (in the aggregate) of $1.0 million or more.

                  (i) Belco will not change any method of accounting or accounting practice by Belco or any of its Subsidiaries, except for any such change required by applicable law or GAAP;

                  (j) Belco will not take any action that would give rise to a claim under the WARN Act or any similar state law or regulation because of a "plant closing" or "mass layoff" (each as defined in the WARN Act);

                  (k) Belco will not amend or otherwise change the terms of the Belco Engagement Letter, except to the extent that any such amendment or change would result in terms more favorable to Belco;

                  (l) Except as set forth in Section 6.1(l) of the Belco Disclosure Schedule, neither Belco nor any of its Subsidiaries will become bound or obligated to participate in any





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

operation, or consent to participate in any operation, with respect to any Oil and Gas Interests that will individually cost in excess of $750,000, net to Belco unless the operation is a currently existing obligation of Belco or any of its Subsidiaries or necessary to extend, preserve or maintain an Oil and Gas Interest.

                  (m) Neither Belco nor any of its Subsidiaries will (i) enter into any futures, hedge, swap, collar, put, call, floor, cap, option, interest rate swap or other contracts that are intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, or securities or (ii) enter into any fixed price commodity sales agreements with a duration of more than three months;

                  (n) Belco will not, and will not permit any of its Subsidiaries to (i) take, or agree or commit to take, any action that would make any representation and warranty of Belco hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time or (ii) omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time;

                  (o) Except as provided in Section 3.3, neither Belco nor any of its Subsidiaries shall (A) adopt, amend (other than amendments that reduce the amounts payable by Belco or any Subsidiary, or amendments required by law to preserve the qualified status of a Belco Benefit Plan) or assume an obligation to contribute to any employee benefit plan, severance plan or retention plan or arrangement of any type or collective bargaining agreement or enter into any employment, severance or similar contract with any Person (including, without limitation, contracts with management of Belco or any Subsidiaries that might require that payments be made upon the consummation of the transactions contemplated hereby) or amend or modify any such existing contracts, (B) engage in any transaction (either acting alone or in conjunction with any Belco Benefit Plan or trust created thereunder) in connection with which Belco or any Subsidiary could be subjected (directly or indirectly) to either a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code, (C) terminate any Belco Benefit Plan in a manner, or take any other action with respect to any Belco Benefit Plan, that could result in the liability of the Belco or any Subsidiary to any Person, (D) take any action that could adversely affect the qualification of any Belco Benefit Plan or its compliance with the applicable requirements of ERISA, (E) fail to make any required contribution to any Belco Benefit Plan or fail to make full payment when due of all amounts which, under the provisions of any Belco Benefit Plan, any agreement relating thereto or applicable law, Belco or any Subsidiary are required to pay as contributions thereto, (F) fail to file, on a timely basis, all reports and forms required by federal regulations with respect to any Belco Benefit Plan or (G) increase the compensation, bonus or benefits payable to any employee or former employee;

                  (p) Neither Belco nor any of its Subsidiaries will enter into any commitment or agreement to license or purchase seismic data that will (i) result in a transfer fee as a result of the consummation of the transactions contemplated by this Agreement or (ii) cost in excess of $150,000, other than pursuant to agreements or commitments existing on the date of this Agreement;

                  (q) Belco will not accelerate, amend or change the period of exercisability of options, restricted stock or other awards granted under any employee stock plan or make any election under any of its stock plans to pay cash in exchange for terminating awards under such plans;

                  (r) Neither Belco nor any of its Subsidiaries shall modify or terminate any of Belco Material Contracts or waive or relinquish any right thereunder, other than modifications not adverse to Belco and its Subsidiaries;

                  (s) Neither Belco nor any of its Subsidiaries shall adopt a plan of complete or partial liquidation, dissolution, or reorganization;

                  (t) Neither Belco nor any of its Subsidiaries shall enter into any contract, agreement, arrangement or understanding that materially limits or otherwise materially restricts Belco or any of its Subsidiaries or any successor thereto, or that would, after the Effective Time, limit or restrict the Surviving Corporation and its Affiliates (including Westport) or any successor thereto, from engaging in or competing in any line of business or in any geographic area (except for confidentiality agreements relating to specific prospects); and

                  (u) Belco will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

         Section 6.2 Conduct of Business by Westport Pending the Merger. From the date hereof until the Effective Time, unless Belco shall otherwise agree in writing, or except as set forth in the Westport Disclosure Schedule or as otherwise contemplated by this Agreement, Westport shall conduct, and shall cause its Subsidiaries to conduct, its business in the ordinary course consistent with past practice and shall use, and shall cause each of its Subsidiaries to use, all reasonable efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and key employees, subject to the terms of this Agreement. Except as set forth in the Westport Disclosure Schedule or as otherwise permitted under this Agreement, and without limiting the generality of the preceding sentence, from the date hereof until the Effective Time, without the written consent of Belco (which consent shall not be unreasonably withheld):

                  (a) Westport will not, and will not permit its Subsidiaries to, adopt or propose any change to its certificate of incorporation or bylaws (or similar organizational documents);

                  (b) Westport will not, and will not permit any of its Subsidiaries to (i) declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock or (ii) reclassify, combine or split, any of its capital stock or issue or authorize the issuance of any other securities in respect of, or in lieu of or in substitution for shares of its capital stock; provided, however, that Westport shall be entitled to effect a stock split so long as an appropriate adjustment is made to the Belco Common Stock Exchange Ratio;

                  (c) Adopt a plan of complete or partial liquidation, dissolution, or reorganization;

                  (d) Change any method of accounting or accounting practices by Westport or any of its Subsidiaries, except for any such change required by GAAP; and

                  (e) Westport will not, and will not permit any of its Subsidiaries to, enter into any acquisition or divestiture or other transaction that would reasonably be expected to delay the consummation of the Merger;

                  (f) Westport will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

Notwithstanding anything to the contrary contained in this Agreement, but, subject to Section 6.2(e) above, Westport shall not be restricted from issuing shares of capital stock in connection with any acquisition.

                                  ARTICLE VII

                              ADDITIONAL AGREEMENTS

         Section 7.1 Access and Information. The parties shall upon reasonable notice each afford to the other and to the other's financial advisors, legal counsel, accountants, consultants, financing sources, and other authorized representatives reasonable access during normal business hours throughout the period prior to the Effective Time to all of its books, records, properties, contracts, leases, plants and personnel and, during such period, each shall furnish promptly to the other (a) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal or state securities laws, and (b) all other information as such other party reasonably may request, provided that no investigation pursuant to this Section
7.1 shall affect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger. Each party shall hold in confidence all nonpublic information until such time as such information is otherwise publicly available and, if this Agreement is terminated, each party will deliver to the other all documents, work papers and other materials (including copies) obtained by such party or on its behalf from the other party as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof. Notwithstanding the foregoing, the Confidentiality Agreement dated February 9, 2001 between Westport and Belco (the "Confidentiality Agreement") shall survive the execution and delivery of this Agreement.

         Section 7.2 No Solicitation of Transactions.

         (a) Belco agrees that (i) it and its officers, directors and employees shall not, (ii) Belco Subsidiaries and Belco Subsidiaries' officers and directors shall not and (iii) it shall use reasonable best efforts to ensure that its and Belco Subsidiaries' agents and representatives shall not, (A) directly or indirectly, initiate, solicit or knowingly encourage or facilitate any inquiries relating to or the making of any Acquisition Proposal or (B) directly or indirectly, continue, enter into or engage in any negotiations or discussions concerning any Acquisition Proposal with or furnish any information relating to Belco or any Belco Subsidiary or provide access to the properties, books and records or any confidential information or data of Belco or any Belco Subsidiary to, any Person relating to an Acquisition Proposal. Notwithstanding the





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

foregoing, nothing contained in this Agreement shall prevent Belco or its Board of Directors from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act,
(ii) prior to the Belco Stockholders' Approval being obtained, providing access to properties, books and records and providing information or data in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Board of Directors of Belco receives from the Person so requesting such information an executed confidentiality agreement on terms substantially similar to those contained in the Confidentiality Agreement (except for such changes specifically necessary in order for Belco to be able to comply with its obligations under this Agreement) (provided that all such written information is also provided on a prior or substantially concurrent basis to Westport), or (iii) prior to the Belco Stockholders' Approval being obtained, engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal; if and only to the extent that in connection with the foregoing clauses (ii) and (iii), (1) Belco's Board of Directors (after consultation with its independent legal counsel) determines in good faith that such action is legally advisable for the Board of Directors to comply with its fiduciary duties to Belco's stockholders under applicable law, (2) such Acquisition Proposal is not subject to any financing contingencies or is, in the good faith judgment of Belco's Board of Directors (after consultation with its financial advisor), reasonably capable of being financed by such other Person, and (3) Belco's Board of Directors determines in good faith after consultation with its independent legal counsel and financial advisor (taking into account among other things the legal, financial, regulatory and other aspects of the proposal, the Person making the proposal, the likelihood of consummation and the time to complete such transaction) that such Acquisition Proposal is reasonably capable of being completed and, if consummated, may reasonably be expected to result in a transaction more favorable to Belco's stockholders than the transaction contemplated by this Agreement (any such more favorable Acquisition Proposal being referred to in this Agreement as a "Superior Proposal"). Belco agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal and will use its reasonable best efforts to cause any such Person (or its agents or advisors) in possession of confidential information about Belco or any Belco Subsidiary that was furnished by or on behalf of Belco to return or destroy all such information. Belco shall also notify Westport promptly (but in no event later than 24 hours) after receipt of any Acquisition Proposal or any indication of interest in making an Acquisition Proposal after the date hereof, which notice shall include the identity of the Person making such Acquisition Proposal or indication and the material terms and conditions of such Acquisition Proposal or indication (including any subsequent material amendment or modification to such terms and conditions). Belco shall keep Westport informed in all material respects of the status and details of any such Acquisition Proposal.

                  (b) Neither the Board of Directors of Belco nor any committee thereof shall (i) withdraw (or modify in a manner adverse to Westport) or propose publicly to withdraw (or modify in a manner adverse to Westport) the recommendation or declaration of advisability by the Board of Directors of Belco or any such committee of this Agreement or the Merger, or recommend, or propose publicly to recommend, the approval or adoption of any Acquisition Proposal (other than an Acquisition Proposal made by Westport), (ii) adopt or approve, or propose publicly to adopt or approve, any Acquisition Proposal (other than an Acquisition Proposal made by Westport), (iii) cause or permit Belco to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or similar agreement which relates to or is reasonably likely to lead to, any Acquisition Proposal (other than a confidentiality agreement referred to in Section 7.2(a)) or (iv) agree or resolve to take any of the actions prohibited by clauses (i), (ii) or (iii) of this sentence. Notwithstanding anything in this Section 7.2 to the contrary, if, at any time prior to Belco Stockholder's Approval being obtained, Belco's Board of Directors determines in good faith, after consultation with its financial advisors and independent legal counsel, in response to an Acquisition Proposal that was unsolicited and that did not otherwise result from a breach of Section 7.2, that such proposal is a Superior Proposal, Belco or its Board of Directors may terminate this Agreement pursuant to Section 10.1(f) and may take such actions as may be reasonably necessary to facilitate compliance with the match provisions thereof.

                  (c) For purposes of this Agreement, "Acquisition Proposal" means any proposal or offer with respect to (i) any tender offer or exchange offer, (ii) any merger, consolidation, share exchange, business combination, sale of substantially all of the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Belco or of any Belco Subsidiary or Belco Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets or earning power of Belco, (iii) any acquisition or purchase, direct or indirect, of more than 15% of the consolidated assets of Belco or (iv) any acquisition or purchase, direct or indirect, that, if consummated, would result in any Person beneficially owning securities constituting more than 15% of any class or series of equity or voting securities of Belco or of any Belco Subsidiary or Belco Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets or earning power of Belco (other than the transactions contemplated by this Agreement).

         Section 7.3 Directors' and Officers' Indemnification and Insurance.

                  (a) For six years after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of Westport, Belco or their respective Subsidiaries or an employee of Westport, Belco or any of their respective Subsidiaries who acts as a fiduciary under any of Westport's Benefit Plans or Belco's Benefit Plans (each an "Indemnified Party") against all losses, claims, damages, liabilities, fees and expenses (including reasonable fees and disbursements of counsel and judgments, fines, losses, claims, liabilities and amounts paid in settlement (provided that any such settlement is effected with the prior written consent of the Surviving Corporation, which will not be unreasonably withheld)) arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Effective Time to the full extent permitted under Nevada law (or the laws of such other state in which the Surviving Corporation may subsequently be domesticated) or the Surviving Corporation's articles of incorporation and bylaws and Westport's and Belco's written indemnification agreements in effect at the date hereof, including provisions therein relating to the advancement of expenses incurred in the defense of any action or suit; provided, that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims; and provided, further, that any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under Nevada law (or the laws of such other state in which the Surviving Corporation may subsequently be domesticated), the Surviving Corporation's articles of incorporation or bylaws or such agreements, as the case may be, shall be made by independent counsel mutually acceptable to the Surviving Corporation and the Indemnified Party; and provided, further, that nothing herein shall impair any rights or obligations of any Indemnified Party. In the event that any claim or claims are brought against any Indemnified Party (whether arising before or after the Effective Time), such Indemnified Party may select counsel for the defense of such claim, which counsel shall be reasonably acceptable to Westport or Belco, as applicable (if selected prior to the Effective Time), and the Surviving Corporation (if selected after the Effective
Time).

                  (b) The Surviving Corporation shall maintain Westport's and Belco's existing officers' and directors' liability insurance policies for a period of not less than six years after the Effective Time, but only to the extent related to actions or omissions prior to the Effective Time; provided, that (i) the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms no less advantageous to such former directors or officers; (ii) such substitution shall not result in gaps or lapses of coverage with respect to matters occurring prior to the Effective Time and (iii) the Surviving Corporation shall not be required in order to maintain such policies to pay an annual premium in excess of 200% of the greater of (1) the aggregate last annual premium paid by each of Westport and Belco with respect to their existing policies and (2) the aggregate annual premium for each of Westport and Belco with respect to their policies for the year in which the Closing occurs (the "Cap"); and provided further, that, if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, then the Surviving Corporation shall maintain policies that provide the maximum coverage available at an annual premium equal to the Cap.

                  (c) Notwithstanding any other provisions hereof, the obligations of the Surviving Corporation contained in this Section 7.3 shall be binding upon the successors and assigns of the Surviving Corporation. In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, proper provision shall be made so that successors and assigns of the Surviving Corporation honor the indemnification obligations set forth in this
Section 7.3.

                  (d) The obligations of the Surviving Corporation under this
Section 7.3 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 7.3 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 7.3 applies shall be third party beneficiaries of this Section 7.3, each of whom may enforce the provisions of this Section 7.3).

         Section 7.4 Further Assurances. Subject to the terms and conditions of this Agreement, each party hereto agrees to use all reasonable efforts to obtain all consents, approvals and waivers of any Governmental Authority or any other Person and to do or cause to be done all other things necessary for the consummation of the transactions contemplated by this Agreement. The parties agree to take such further action to deliver or cause to be delivered to each other at the Closing and at such other times thereafter as shall be reasonably agreed by such additional agreements or instruments as any of them may reasonably request for the purpose of carrying out this Agreement and the transactions contemplated hereby. The parties shall afford each other access to all information, documents, records and personnel who may be necessary for any party to comply with laws or regulations (including without limitation the filing and payment of Taxes and handling Tax Audits), to fulfill its obligations with respect to indemnification hereunder or to defend itself against suits or claims of others. Westport and Belco shall duly preserve all files, records or any similar items of Westport or Belco received or obtained as a result of the Merger with the same care and for the same period of time as it would preserve its own similar assets.

         Section 7.5 Expenses.

                  (a) Except as provided in Section 10.2, all Expenses (as defined below) incurred by the parties hereto shall be borne solely and entirely by the party that has incurred such Expenses; provided that all Expenses (including any fees and expenses of accountants, experts, and consultants, but excluding the fees and expenses of legal counsel and investment bankers) related to preparing, printing, filing and mailing the Registration Statement, the Proxy Statement/Prospectus and all SEC and other regulatory filing fees incurred in connection with the Registration Statement, Proxy Statement/Prospectus (other than the HSR Act), shall be borne solely and entirely by Westport; provided, further, that, except as set forth in Section 10.2, if this Agreement is terminated for any reason, then the allocable share of Westport and Belco for all Expenses (including any fees and expenses of accountants, experts, and consultants, but excluding the fees and expenses of legal counsel and investment bankers) related to preparing, printing, filing and mailing the Registration Statement, the Proxy Statement/Prospectus and all SEC and other regulatory filing fees incurred in connection with the Registration Statement, Proxy Statement/Prospectus and the HSR Act (including filing fees under the HSR Act paid or payable by Westport's stockholders), shall be allocated one-half each.

                  (b) "Expenses" as used in this Agreement shall include all reasonable out-of-pocket costs, fees and expenses (including, without limitation, all reasonable fees and expenses of counsel, accountants, investment bankers, financial advisors, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with, arising out of or related to this Agreement, the Merger or the consummation of all of the transactions contemplated hereby (including, without limitation, the preparation, printing, filing and mailing of the Registration Statement, the Proxy Statement/Prospectus, the solicitation of stockholder approvals and requisite HSR filings).

         Section 7.6 Cooperation. Subject to compliance with applicable law, from the date hereof until the Effective Time, each of the parties hereto shall confer on a regular and frequent basis with one or more representatives of the other parties to report operational matters of materiality and the general status of ongoing operations and shall promptly provide the other party or its counsel with copies of all filings made by such party with any Governmental Authority in connection with this Agreement and the transactions contemplated hereby.

         Section 7.7 Publicity. Neither Belco, Westport nor any of their respective affiliates shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other transactions contemplated hereby without the prior consultation of the other party, except as may be required by law or by any listing agreement





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

with a national securities exchange and will use reasonable efforts to provide copies of such release or other announcement to the other party hereto, and give due consideration to such comments as such other party may have, prior to such release.

         Section 7.8 Filings. Each party hereto shall make all filings required to be made by such party in connection herewith or desirable to achieve the purposes contemplated hereby, and shall cooperate as needed with respect to any such filing by any other party hereto.

         Section 7.9 Employee Matters; Benefit Plans.

                  (a) The Surviving Corporation shall take all reasonable actions necessary or appropriate to permit the employees who as of the Effective Time were employed by Belco and who continue to be employed by the Surviving Corporation after the Effective Time (the "Retained Employees") to continue to participate from and after the Effective Time in the employee benefit plans or arrangements in which such Retained Employees were participating immediately prior to the Effective Time. Notwithstanding the foregoing, the Surviving Corporation may permit any such employee benefit plan or arrangement to be terminated or discontinued on or after the Effective Time, provided that the Surviving Corporation shall (a) take all reasonable actions necessary or appropriate to permit the Retained Employees participating in such employee benefit plan or arrangement to immediately thereafter participate in employee benefit plans or arrangements substantially comparable to those maintained with respect to other Surviving Corporation employees other than the Retained Employees (the "Replacement Plans"), (b) with respect to a Replacement Plan that is a group health plan (i) credit such Retained Employees, for the year during which participation in the Replacement Plan begins, with any deductibles and copayments already incurred during such year under the terminated or discontinued group health plan and (ii) waive any preexisting condition limitations applicable to the Retained Employees (and their eligible dependents) under the Replacement Plan to the extent that a Retained Employee's (or dependent's) condition would not have operated as a preexisting condition under the terminated or discontinued group health plan, and (c)(1) cause each Replacement Plan that is an employee pension benefit plan (as such term is defined in Section 3(2) of ERISA) intended to be qualified under Section 401 of the Code to be amended to provide that the Retained Employees shall receive credit for participation and vesting purposes under such plan for their period of employment with Belco and its Subsidiaries and their predecessors to the extent such predecessor employment was recognized by Belco and its Subsidiaries and (2) credit the Retained Employees under each other Replacement Plan that is not described in the preceding clause for their period of employment with Belco, its Subsidiaries and their predecessors to the extent such predecessor employment was recognized by Belco or its Subsidiaries. At the Effective Time, each outstanding award (including restricted stock, phantom stock, stock equivalents and stock units) ("Westport Award") under any employee incentive or benefit plans, programs or arrangements and non-employee director plans presently maintained by Westport which provide for grants of equity-based awards shall be amended or converted into a similar instrument of the Surviving Corporation, in each case with such adjustments to the terms of such Westport Awards as are appropriate to preserve the value inherent in such Westport Awards with no detrimental effects on the holders thereof.

                  (b) Prior to the Closing, the Board of Directors of Westport shall, by resolution duly adopted by such Board of Directors or a duly authorized committee thereof, approve and adopt, for purposes of exemption from "short-swing" profit liability under Section 16(b) of the Exchange Act, (i) the disposition and the conversion at the Effective Time of the shares of Westport Common Stock held by officers, directors and affiliates of Westport into shares of Belco Common Stock as a result of the conversion of shares in the Merger (ii) the assumption by Belco of the Westport Stock Options of the officers, directors and affiliates of Westport and (iii) the deemed grant of options to purchase Belco Common Stock under the Westport Stock Options (as converted pursuant to Section 3.3) for purposes of
Section 16(b) of the Exchange Act. Such resolution shall set forth the name of applicable "insiders" for purposes of Section 16 of the Exchange Act and, for each "insider," the number of shares of Westport Common Stock to be converted into shares of Belco Common Stock at the Effective Time, the number and material terms of the Westport Stock Options to be assumed by Belco at the Effective Time, and that the approval is being granted to exempt the transaction under Rule 16b-3 under the Exchange Act.

                  (c) If any shares of Westport Common Stock are, immediately prior to the Effective Time, unvested or subject to any other restrictions under the Westport Stock Plans or any restricted stock purchase or stock issuance agreement to which Westport is a party and the vesting schedule or restrictions applicable to those shares are not to vest or lapse on an accelerated basis in connection with the Merger, then the shares of Belco Common Stock issued in exchange for such shares of Westport Common Stock in the Merger shall also be unvested and subject to the same vesting schedule in effect for the unvested shares of Westport Common Stock immediately prior to the Effective Time. The certificates representing such shares of Belco Common Stock may accordingly bear the appropriate restrictive legends.

         Section 7.10 Board Membership. The Surviving Corporation shall use all reasonable efforts to cause the persons named as director nominees on Exhibit
2.3 (which Exhibit shall include two nominees designated by Belco) to be elected to the Surviving Corporation's Board of Directors, effective as of the Effective Time. At the Closing, the directors and officers of Belco immediately prior to the Effective Time shall resign.

         Section 7.11 Stockholders Meetings.

                  (a) Belco shall, as promptly as reasonably practicable after the date hereof (i) take all steps reasonably necessary to call, give notice of, convene and hold a special meeting of its stockholders (the "Belco Special Meeting") for the purpose of securing the Belco Stockholders' Approval, (ii) distribute to its stockholders the Proxy Statement/Prospectus in accordance with applicable federal and state law and with its articles of incorporation and bylaws, which Proxy Statement/Prospectus shall contain the recommendation of the Board of Directors of Belco that its stockholders approve this Agreement and the transactions contemplated hereby, (iii) except as otherwise permitted pursuant to Section 7.2, use all reasonable efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and the transactions contemplated hereby and to secure the Belco Stockholders' Approval, and (iv) cooperate and consult with Westport with respect to each of the foregoing matters; provided, that nothing contained in this Section 7.11(a) shall prohibit the Belco Board of Directors from failing to make or from withdrawing or modifying its recommendation to Belco stockholders hereunder if the Board of Directors of Belco, after consultation with





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

independent legal counsel, determines in good faith that such action is legally advisable for such Board of Directors to comply with its fiduciary duties to its stockholders under applicable law.

                  (b) Westport shall, as promptly as reasonably practicable after the date hereof (i) take all steps reasonably necessary to call, give notice of, convene and hold a special meeting of its stockholders (the "Westport Special Meeting") for the purpose of securing the Westport Stockholders' Approval, (ii) distribute to its stockholders the Proxy Statement/Prospectus in accordance with applicable federal and state law and its certificate of incorporation and bylaws, which Proxy Statement/Prospectus shall contain the recommendation of the Westport Board of Directors that its stockholders adopt this Agreement and (iii) use all reasonable efforts to solicit from its stockholders proxies in favor of approval of adoption of this Agreement and to secure the Westport Stockholders' Approval, and (iv) cooperate and consult with Belco with respect to each of the foregoing matters.

                  (c) Belco and Westport shall coordinate and cooperate with respect to the timing of the Belco Special Meeting and the Westport Special Meeting and shall use their reasonable best efforts to hold such meetings on the same day and as soon as practicable after the date hereof.

         Section 7.12 Preparation of the Proxy Statement/Prospectus and Registration Statement.

                  (a) As promptly as practicable after the execution of this Agreement, Belco and Westport shall prepare and file with the SEC the Proxy Statement/Prospectus (it being understood and agreed that both parties will use their reasonable best efforts to accomplish this preparation and filing within three (3) weeks after the date hereof), and Belco shall prepare and file with the SEC the Registration Statement in which the Proxy Statement/Prospectus will be included as a prospectus, provided that Belco may delay the filing of the Registration Statement until approval of the Proxy Statement/Prospectus by the SEC. Westport and Belco will use their reasonable best efforts to respond to the comments of the SEC in connection with the Proxy Statement/Prospectus and the Registration Statement, to furnish all information required to prepare the Proxy Statement/Prospectus and to cause the Registration Statement to become effective as soon after such filing is practicable and keep the Registration Statement effective as long as necessary to consummate the Merger. Belco will use its reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to Belco's stockholders, and Westport will use its reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to Westport's stockholders, in each case as promptly as practicable after the Registration Statement is declared effective under the Securities Act. If necessary, after the definitive Proxy Statement/Prospectus shall have been mailed, Westport and Belco shall promptly circulate amended, supplemented or supplemental proxy materials and, if required in connection therewith, re-solicit proxies. Westport shall advise Belco and Belco shall advise Westport, as applicable, promptly after it receives notice thereof, of the time when the Registration Statement shall become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Belco Common Stock for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Solely for the purpose of preparing the Joint Proxy Statement/Prospectus, Westport and Belco will cause the Belco Reserve Report and the Westport Reserve Report, respectively, to be updated to June 30, 2001 by Netherland, Sewell & Associates, Inc. and Ryder Scott Company Petroleum Engineers, in the case of the Westport Reserve Report, and by Miller & Lents, Ltd., in the case of the Belco Reserve Report. Westport and Belco will cause the updated version of the Westport Reserve Report and the Belco Reserve Report, respectively, to be delivered to the other party promptly upon completion of such update.

                  (b) Following receipt by Arthur Andersen LLP, Westport's independent auditors, of an appropriate request from Belco pursuant to SAS No. 72, Westport shall use all reasonable efforts to cause to be delivered to Belco a letter of Arthur Andersen LLP, dated a date within two business days before the effective date of the Registration Statement, and addressed to Belco, in form and substance reasonably satisfactory to Belco and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Proxy Statement/Prospectus.

                  (c) Following receipt by Arthur Andersen LLP, Belco's independent auditors, of an appropriate request from Westport pursuant to SAS No. 72, Belco shall use all reasonable efforts to cause to be delivered to Westport a letter of Arthur Andersen LLP, dated a date within two business days before the effective date of the Registration Statement, and addressed to Westport, in form and substance satisfactory to Westport and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Proxy Statement/Prospectus.

         Section 7.13 Stock Exchange Listing. Belco shall use all reasonable efforts to cause the Belco Common Stock to be issued in the Merger to be approved for listing on the New York Stock Exchange (the "NYSE") prior to the Effective Time, subject to official notice of issuance.

         Section 7.14 Notice of Certain Events. Each party to this Agreement shall promptly as reasonably practicable notify the other parties hereto of:

                  (1) any notice or other communication from any Person alleging that the consent of such Person (or other Person) is or may be required in connection with the transactions contemplated by this Agreement;

                  (2) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

                  (3) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge, threatened against, relating to or involving or otherwise affecting it or any of its Subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Sections 4.11, 4.13, 5.11 or 5.13 or which relate to the consummation of the transactions contemplated by this Agreement;

                  (4) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries subsequent to the date of this Agreement, under any Belco Material Contract or Westport Material Contract; and

                  (5) any Belco Material Adverse Effect or Westport Material Adverse Effect or the occurrence of any event which is reasonably likely to result in a Belco Material Adverse Effect or a Westport Material Adverse Effect, as the case may be.

         Section 7.15 Affiliate Agreements. Westport shall identify in a letter to Belco all Persons who are, on the date hereof or prior to the Effective Time, "affiliates" of Westport, as such term is used in Rule 145 under the Securities Act. Westport shall use all reasonable efforts to cause such affiliates to deliver to Belco not later than 5 days prior to the Effective Time, a written agreement substantially in the form attached hereto as Exhibit 7.15.

         Section 7.16 Tax Treatment. Each party hereto shall use all reasonable efforts to cause the Merger to qualify, and shall not take, and shall use all reasonable efforts to prevent any Subsidiary of such party from taking, any actions which could prevent the Merger from qualifying, as a reorganization under the provisions of section 368(a) of the Code.

         Section 7.17 Stockholder Litigation. Each of Westport and Belco shall give the other the reasonable opportunity to participate in the defense of any stockholder litigation against Westport or Belco, as applicable, and its directors relating to the transactions contemplated by this Agreement and no settlement of any action against a party shall be agreed to without that party's consent.

                                  ARTICLE VIII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

         Section 8.1 Conditions to the Obligation of Each Party. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

                  (a) The Belco Stockholders' Approval and the Westport Stockholders' Approval shall have been obtained.

                  (b) No action, suit or proceeding instituted by any Governmental Authority shall be pending and no statute, rule or regulation and no injunction, order, decree or judgment of any court or Governmental Authority of competent jurisdiction shall be in effect, in each case which would prohibit, restrain, enjoin or restrict the consummation of the Merger or has the effect of making the Merger illegal.

                  (c) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceeding for such purpose shall be pending before or threatened by the SEC.

                  (d) The shares of Belco Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

                  (e) Any applicable waiting period under the HSR Act shall have expired or been terminated.

                  (f) Other than the Certificates of Merger which shall be filed in accordance with Section 1.2, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Authority the failure of which to file, obtain or occur would have a Belco Material Adverse Effect or a Westport Material Adverse Effect shall have been filed, been obtained or occurred.

         Section 8.2 Conditions to the Obligations of Westport. The obligation of Westport to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions unless waived in writing by
Westport:

                  (a) Belco shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time and the representations and warranties of Belco contained in this Agreement, to the extent qualified with respect to materiality shall be true and correct in all respects, and to the extent not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time, except as expressly contemplated by Belco Disclosure Letter or this Agreement and except that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date, and Westport shall have received a certificate of the Chief Executive Officer and either the Chief Financial Officer or Chief Operating Officer of Belco as to the satisfaction of this condition.

                  (b) Westport shall have received an opinion from Akin, Gump, Strauss, Hauer & Feld, L.L.P. prior to the effectiveness of the Registration Statement to the effect that (i) the Merger will constitute a reorganization under section 368(a) of the Code, (ii) Westport and Belco will each be a party to that reorganization, and (iii) no gain or loss will be recognized by the stockholders of Westport upon the receipt of shares of Belco Common Stock in exchange for shares of Westport Common Stock pursuant to the Merger. In rendering such opinion, Akin, Gump, Strauss, Hauer & Feld, L.L.P. may receive and rely upon customary factual representations and covenants of Belco and Westport.

                  (c) The directors and officers of Belco immediately prior to the Effective Time shall have resigned.

         Section 8.3 Conditions to the Obligations of Belco. The obligation of Belco to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions unless waived in writing by Belco:

                  (a) Westport shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time and the representations and warranties of Westport contained in this Agreement, to the extent qualified with respect to materiality shall be true and correct in all respects, and to the extent not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time, except as expressly contemplated by the Westport Disclosure Letter or this Agreement and except that the accuracy of representations and warranties that by their terms speak as of the date of this

Agreement or some other date will be determined as of such date, and Belco shall have received a certificate of the Chief Executive Officer and either the Chief Financial Officer or Chief Operating Officer of Westport as to the satisfaction of this condition.

                  (b) Belco shall have received an opinion from Vinson & Elkins L.L.P. prior to the effectiveness of the Registration Statement to the effect that (i) the Merger will constitute a reorganization under section 368(a) of the Code, (ii) Belco and Westport will each be a party to that reorganization, (iii) no gain or loss will be recognized by Westport or Belco by reason of the Merger and (iv) no gain or loss will be recognized by the stockholders of Old Belco Common Stock upon the receipt of shares of Belco Common Stock in exchange for shares of Old Belco Common Stock pursuant to the Merger except with respect to any cash received in lieu of fractional share interests. In rendering such opinion, Vinson & Elkins L.L.P. may receive and rely upon customary factual representations and covenants of Belco and Westport.

                                   ARTICLE IX

                                    SURVIVAL

         Section 9.1 Survival of Representations and Warranties. The representations and warranties of the parties contained in this Agreement shall not survive the Effective Time.

         Section 9.2 Survival of Covenants and Agreements. The covenants and agreements of the parties to be performed after the Effective Time contained in this Agreement shall survive the Effective Time.

                                   ARTICLE X

                             TERMINATION AND WAIVER

         Section 10.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Belco Stockholders' Approval or the Westport Stockholders' Approval have been obtained:

                  (a) by the mutual written consent of Westport and Belco;

                  (b) by either Westport or Belco if the Effective Time shall not have occurred on or before December 31, 2001 (the "Termination Date"), provided that the party seeking to terminate this Agreement pursuant to this
Section 10.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger on or before the Termination Date;

                  (c) by Westport or Belco, if there has been a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, which breach (i) would, if uncured at Closing, cause the conditions set forth in Section 8.2(a) (in the case of termination by Westport) or Section 8.3(a) (in the case of termination by Belco) not to be satisfied, and (ii) shall not have been cured within twenty (20) Business Days following receipt by the breaching party of written notice of such breach from the other party.

                  (d) by either Westport or Belco if any Governmental Authority or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law or Governmental Order making the consummation of the Merger illegal or otherwise prohibiting the Merger and such Governmental Order shall have become final and nonappealable, provided that the party seeking to terminate this Agreement shall have used its reasonable best efforts to remove or lift such Governmental Order;

                  (e) by Westport (i) if the Board of Directors of Belco (or any committee thereof) (x) withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Westport or (y) shall have recommended to the stockholders of Belco any Acquisition Proposal (other than an Acquisition Proposal made by Westport); (ii) if Belco shall have entered into an agreement with respect to an Acquisition Proposal (other than an Acquisition Proposal made by Westport); or (iii) Belco shall have willfully breached any of its obligations under Sections 7.2 or 7.11;

                  (f) by Belco, if, prior to the Belco Stockholders' Approval having been obtained, Belco simultaneously enters into a definitive agreement for a Superior Proposal in accordance with (and has otherwise complied with) the terms of Section 7.2 hereof and of this Section 10.1(f), including the notice provisions therein, and Belco makes the payment of the Termination Fee as required pursuant to Section 10.2 of this Agreement and of the Expense Fee for which Belco is responsible under Section 10.2 of this Agreement; provided, however, that Belco shall not be permitted to terminate this Agreement pursuant to this Section 10.1(f) unless it has complied with Section 7.2 and provided Westport, three Business Days prior to such termination, a detailed written summary of the terms and conditions of such Acquisition Proposal (such three Business Day period shall end at the same time of day on the third Business Day as such detailed written summary was provided to Westport by Belco); provided further, that prior to any such termination, Belco shall, and shall cause its respective financial and legal advisors to, negotiate in good faith with Westport to make such adjustments in the terms and conditions of this Agreement as would result in the pending Acquisition Proposal no longer being a Superior Proposal; or

                  (g) by Westport or Belco, if, at the Belco Special Meeting (including any adjournment or postponement), the Belco Stockholders' Approval shall not have been obtained, or if, at the Westport Special Meeting (including any adjournment or postponement), the Westport Stockholders' Approval shall not have been obtained.

The party desiring to terminate this Agreement pursuant to Section 10.1(a) through (g) shall give written notice of such termination to the other party in accordance with Section 11.1.

         Section 10.2 Effect of Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval by the stockholders of Belco:

                  (a) In the event of termination of the Agreement pursuant to this Article X, all obligations of the parties shall terminate, except the obligations of the parties pursuant to this Section 10.2 and except for the provisions of Sections 7.1, 7.5, 9.1, 9.2, 11.2, 11.6, 11.7, and 11.8, provided that nothing herein shall relieve any party from liability for any breaches hereof.

                  (b) In the event that this Agreement is terminated pursuant to
Section 10.1(e) or Section 10.1(f), then Belco shall promptly (and in any event within one Business Day after such termination or, in the case of any such termination by Belco, simultaneously with such termination (such termination not to be effective unless such payment is made)) pay Westport an amount equal to a termination fee of $12.5 million (the "Termination Fee"), plus up to $2.5 million of Westport's documented aggregate Expenses (the "Expense Fee").

                  (c) In the event (i) an Acquisition Proposal shall have been made to Belco or any of its Subsidiaries or an Acquisition Proposal shall have been made directly to the stockholders of Belco generally or shall have otherwise become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal, (ii) (A) this Agreement is terminated by Westport or Belco pursuant to Section 10.1(b) (and the Acquisition Proposal shall not have been abandoned prior to such termination) or (B) this Agreement is terminated by Westport or Belco pursuant to Section 10.1(g) for failure to obtain the Belco Stockholders' Approval (and
(1) the Acquisition Proposal shall not have been abandoned prior to such stockholder vote and (2) the Westport Stockholders' Approval shall have been obtained) and (iii) within twelve months after such termination Belco or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, any Acquisition Proposal, then Belco shall promptly (and in any event within one Business Day after entering into such agreement or consummating an Acquisition Proposal), pay Westport an amount equal to the Termination Fee plus the Expense Fee. Solely for purposes of this Section 10.2(c), (x) all references to 15% in the definition of Acquisition Proposal shall be 35%, and
(y) clause (iv) of the definition of Acquisition Proposal shall be revised to read: "any acquisition or purchase, direct or indirect, of any class or series of equity securities of Belco or any Belco Subsidiary or Belco Subsidiaries resulting in any Person beneficially owning, directly or indirectly, more than 35% of the consolidated assets or earning power of Belco."

                  (d) Notwithstanding anything to the contrary contained herein, receipt by Westport of the amounts payable pursuant to Section 10.2(b) or
Section 10.2(c) shall constitute full settlement of any and all liabilities of Belco for damages under this Agreement in respect of a termination of this Agreement pursuant to Section 10.1(e) or 10.1(f) other than with respect to liabilities arising out of or attributable to the willful breach by Belco of any covenant or agreement in this Agreement.

                  (e) Upon termination of this Agreement, the Voting Agreements will also terminate pursuant to their terms.




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

                                   ARTICLE XI

                                  MISCELLANEOUS

         Section 11.1 Notices. All notices or communications hereunder shall be in writing (including facsimile or similar writing) addressed as follows:

         To Westport:

                  Westport Resources Corporation
                  410 Seventeenth Street, Suite 2300
                  Denver, Colorado 80202-4436
                  Attention: Howard Boigon,
                  Vice President and General Counsel
                  Facsimile No.: (303) 573-5609

                  With a copy to:

                  Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                  1700 Pacific Avenue, Suite 4100
                  Dallas, Texas 75201-4675
                  Attention: Michael E. Dillard, P.C.
                  Facsimile No.: (214) 969-4343

         To Belco:

                  Belco Oil & Gas Corp.
                  767 Fifth Avenue, 46th Floor
                  New York, New York  10153
                  Attention:     Robert A. Belfer
                                 Chairman and Chief Executive Officer
                  Facsimile No.: (212) 644-2230


                  Belco Oil & Gas Corp.
                  5735 Pineland Drive, Suite 300
                  Dallas, Texas  75231
                  Attention:     Grant Henderson,
                                 President and Chief Operating Officer
                  Facsimile No.: (214) 265-4777

                  With a copy to:

                  Vinson & Elkins L.L.P.
                  666 Fifth Avenue, 26th Floor
                  New York, New York 10103-0040
                  Attention: Alan P. Baden
                  Facsimile No.: (917) 206-8100

Any such notice or communication shall be deemed given (i) when made, if made by hand delivery, and upon confirmation of receipt, if made by facsimile, (ii) one Business Day after being deposited with a next-day courier, postage prepaid, or
(iii) three Business Days after being sent certified or registered mail, return receipt requested, postage prepaid, in each case addressed as above (or to such other address as such party may designate in writing from time to time).

         Section 11.2 Separability. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

         Section 11.3 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, and assigns; provided, however, that neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation and any assignment in violation hereof shall be null and void.

         Section 11.4 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         Section 11.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same Agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to each party.

         Section 11.6 Entire Agreement. This Agreement (including the Belco Disclosure Schedule and the Westport Disclosure Schedule), the Voting Agreements and the Confidentiality Agreement represent the entire agreement of the parties with respect to the subject matter hereof and shall supersede any and all previous contracts, arrangements or understandings between the parties hereto with respect to the subject matter hereof.

         Section 11.7 Governing Law. Except to the extent that Nevada law is mandatorily applicable to the Merger and the rights of shareholders of Belco and Westport, this Agreement shall be construed, interpreted, and governed in accordance with the laws of Delaware, without reference to rules relating to conflicts of law.

         Section 11.8 Attorneys' Fees. If any action at law or equity, including an action for declaratory relief, is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and expenses from the other party, which fees and expenses shall be in addition to any other relief which may be awarded.

         Section 11.9 No Third Party Beneficiaries. Except as provided in
Section 7.3, no Person other than the parties hereto is an intended beneficiary of this Agreement or any portion hereof.




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         Section 11.10 Disclosure Schedules. The disclosures made on any disclosure schedule, including the Belco Disclosure Schedule and the Westport Disclosure Schedule, with respect to any representation or warranty shall be deemed to be made with respect to any other representation or warranty requiring the same or similar disclosure to the extent that the relevance of such disclosure to other representations and warranties is evident from the face of the disclosure schedule. The inclusion of any matter on any disclosure schedule will not be deemed an admission by any party that such listed matter is material or that such listed matter has or would have a Belco Material Adverse Effect or a Westport Material Adverse Effect, as applicable.

         Section 11.11 Amendments and Supplements. At any time before or after approval of the matters presented in connection with the Merger by the respective stockholders of Westport and the Belco and prior to the Effective Time, this Agreement may be amended or supplemented in writing by Westport and the Belco with respect to any of the terms contained in this Agreement, except as otherwise provided by law; provided, however, that following approval of the issuance of Westport Common Stock contemplated hereby by the stockholders of Westport there shall be no amendment or change to the provisions hereof with respect to the Common Stock Exchange Ratio that is adverse to the stockholders of Westport without further approval by the stockholders of Westport, and following approval of this Agreement by the stockholders of the Belco there shall be no amendment or change to the provisions hereof with respect to the Common Stock Exchange Ratio that is adverse to the stockholders of the Belco without further approval by the stockholders of the Belco.

         Section 11.12 Extensions, Waivers, Etc. At any time prior to the Effective Time, either party may:

                  (a) extend the time for the performance of any of the obligations or acts of the other party;

                  (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto; or

                  (c) subject to the proviso of Section 11.11 waive compliance with any of the agreements or conditions of the other party contained herein.

         Notwithstanding the foregoing, no failure or delay by Westport or the Belco in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.



                            [SIGNATURE PAGE FOLLOWS]




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         IN WITNESS WHEREOF, the parties hereto have duly executed this
Agreement as of the day and year first above written.

                              WESTPORT RESOURCES CORPORATION

                              By:      /s/ Donald D. Wolf
                                 --------------------------------------------
                              Name:    Donald D. Wolf
                                    -----------------------------------------
                              Title:   Chief Executive Officer
                                     ----------------------------------------



                              BELCO OIL & GAS CORP.

                              By:   /s/ Grant W. Henderson
                                 --------------------------------------------
                              Name:    Grant W. Henderson
                                    -----------------------------------------
                              Title:   President and COO
                                     ----------------------------------------